ASSET PURCHASE AND SALE AGREEMENT

By and Among

ANGLOGOLD MERIDIAN JERRITT CANYON JOINT VENTURE,
ANGLOGOLD (JERRITT CANYON) CORP.,
ANGLOGOLD MINERAL VENTURES COMPANY AND
MERIDIAN JERRITT CANYON CORP.,

as

Sellers,

QUEENSTAKE RESOURCES U.S.A. INC.,

as

Buyer,

and

QUEENSTAKE RESOURCES LTD.,

as

Guarantor

Dated as of May 30, 2003

#506086.8
05/30/03 1:21 PM

TABLE OF CONTENTS

			Page
ARTICLE I	DEFINITIONS		1
1.1	Definitions		1
ARTICLE II	THE TRANSACTION		9
2.1	Purchase and Sale		9
2.2	Allocation		10
2.3	Transfer Taxes		10
2.4	Inventory in Process		10
2.5	Bond and Other Surety for Indemnity and Other Obligations of Buyer Post-Closing		10
	2.5.1	Buyer Performance Bond	10
	2.5.2	Penalty for Late Production Payments	11
2.6	Repayment of Oxygen Plant Promissory Note		11
	2.6.1	Repayment of Note	11
	2.6.2	Security Arrangements	12
ARTICLE III	REPRESENTATIONS AND WARRANTIES		12
3.1	Buyer's Representations and Warranties		12
	3.1.1	Due Organization	12
	3.1.2	Due Authorization	12
	3.1.3	Enforceability	12
	3.1.4	No Conflict	13
	3.1.5	No Contract Conflict	13
	3.1.6	Litigation	13
	3.1.7	Regulatory and Other Approvals	13
	3.1.8	Buyer's Due Diligence	14
	3.1.9	Buyer's Qualifications to Obtain Transfer Approvals and Hold Permits	14
	3.1.10	No Commissions	14
	3.1.11	Financial Condition	14
3.2	Sellers' Representations and Warranties		14
	3.2.1	Due Organization	15
	3.2.2	Due Authorization	15

TABLE OF CONTENTS
(continued)

Page

3.2.3 Enforceability 15
3.2.4 No Conflict 15
3.2.5 No Contract Conflict 15
3.2.6 Regulatory Approvals 16
3.2.7 Limited Title Warranty as to All Assets 16
3.2.8 Limited Representation Concerning Leases and Agreements 16
3.2.9 Equipment and Supplies 16
3.2.10 Material Contracts 16
3.2.11 Litigation 17
3.2.12 Reclamation and Other Bonds 17
3.2.13 Compliance with Laws 17
3.2.14 Permits 17
3.2.15 Acquisition of Consideration Shares 17
3.2.16 Tax Matters 17
3.2.17 Benefits Plans 18
3.2.18 Labor Matters 18
3.2.19 Intellectual Property 18
3.2.20 No Commissions 19
3.2.21 Disclaimer of Certain Representations and Warranties 19

3.3 Guarantor's Representations and Warranties 19

3.3.1 Due Organization 19
3.3.2 Due Authorization 19
3.3.3 Enforceability 19
3.3.4 No Conflict 20
3.3.5 No Contract Conflict 20
3.3.6 Litigation 20
3.3.7 Regulatory and Other Approvals 20
3.3.8 No Commissions 20
3.3.9 Benefit to Guarantor 20
3.3.10 Guarantor's Due Diligence 20
3.3.11 Financial Condition 21
3.3.12 Consideration Shares 21

TABLE OF CONTENTS
(continued)

			Page
ARTICLE IV	ADDITIONAL COVENANTS AND AGREEMENTS		22
4.1	Additional Covenants and Agreements of Buyer and Guarantor		22
	4.1.1	Transfer Approvals	22
	4.1.2	Financing and Other Arrangements	23
	4.1.3	Notification of Certain Matters	24
	4.1.4	Environmental Insurance	24
4.2	Additional Covenants and Agreements of Sellers		25
	4.2.1	Access to Information	25
	4.2.2	Ordinary Course of Business	26
	4.2.3	Exhibits and Schedules	26
4.3	Joint Covenants and Agreements		26
	4.3.1	No Acts or Omissions	26
	4.3.2	Third Party Consents	27
	4.3.3	Conditions for Closing	27
	4.3.4	Notice of Condition	27
	4.3.5	Publicity	27
	4.3.6	Sellers' Employees.	27
	4.3.7	Insurance	28
	4.3.8	Legends on Share Certificates	28
ARTICLE V	CONDITIONS PRECEDENT TO CLOSING		29
5.1	Conditions Precedent to Buyer's and Guarantor's Obligations to Close		29
	5.1.1	Sellers' Representations and Warranties	29
	5.1.2	Sellers' Performance of Obligations	29
	5.1.3	No Adverse Change	29
	5.1.4	Approvals, Authorizations, Consents	30
	5.1.5	Receipt of Closing Documents	30
	5.1.6	Absence of Litigation	30
5.2	Conditions Precedent to Sellers' Obligations to Close		30
	5.2.1	Representations and Warranties	30
	5.2.2	Performance of Obligations	30

TABLE OF CONTENTS
(continued)

			Page
	5.2.3	Approvals, Authorizations, Consents	30
	5.2.4	Sellers' Receipt of Closing Documents	30
	5.2.5	Absence of Litigation	30
	5.2.6	Bonds	31
ARTICLE VI	CLOSING		31
6.1	Closing Date		31
6.2	Deliveries at Closing		31
	6.2.1	Buyer's Execution and Delivery of Documents and Payment	31
	6.2.2	Sellers' Execution and Delivery of Documents and Certificates	32
	6.2.3	Guarantor's Execution and Delivery of Documents and Certificates	33
6.3	Simultaneous Closing		33
ARTICLE VII	POST-CLOSING AGREEMENTS AND OTHER MATTERS		33
7.1	Post-Closing Agreements		33
7.2	Inspection of Records		34
7.3	Mutual Assistance		34
7.4	Further Assurances		34
7.5	Proration of Taxes, Etc		34
7.6	Responsibility for Services to the Mine		34
7.7	General Post-Closing Access to the Assets		35
7.8	Surety Bonds		35
	7.8.1	Replacement of Bonds	35
	7.8.2	Refund of Premiums	35
	7.8.3	Cooperation for Replacement of Bonds	35
7.9	Transition Services Agreement		36
7.10	Recording of Documents		36
7.11	Cooperation on Tax Issues		36

TABLE OF CONTENTS
(continued)

		Page
ARTICLE VIII	**INDEMNIFICATION**	36
8.1	Survival of Representations, Etc	36
8.2	Sellers' Indemnity	36
8.3	Buyer Indemnity	37
8.4	Limitation on Claims	37
8.5	Claims Procedure	37
8.6	Arbitration Procedure	38
8.7	Knowledge of Buyer	40
8.8	Coverage of Indemnities	41
8.9	Indemnification as Exclusive Remedy	41
ARTICLE IX	**TERMINATION**	41
9.1	Termination	41
9.1.1	Mutual Consent	41
9.1.2	Litigation	41
9.1.3	Conditions to Buyer's Obligations Not Met	41
9.1.4	Conditions to Sellers' Obligations Not Met	41
9.2	Effect of Termination	42
ARTICLE X	**GUARANTEE OF BUYER'S OBLIGATIONS**	42
10.1	Guarantee of Performance	42
10.2	Waivers	43
10.3	Actions by Sellers	43
10.4	Sellers' Rights	43
10.5	Assignability	43
ARTICLE XI	**MISCELLANEOUS**	44
11.1	Agreements Concerning Sellers' Names	44
11.2	Cooperation	44
11.3	Entire Agreement	44
11.4	Amendments	44
11.5	Severability	44

TABLE OF CONTENTS
(continued)

		Page
11.6	Counterparts	45
11.7	No Waiver	45
11.8	Assignment	45
11.9	Fees, Costs and Expenses	45
11.10	Third Party Beneficiaries	46
11.11	Construction	46
11.12	Table of Contents and Headings	46
11.13	Notices	46
11.14	Applicable Law	48
11.15	No Partnership	48

SCHEDULES AND EXHIBITS

Schedule 1.1(a)	Assumed Liabilities
Schedule 1.1(b)	Retained Liabilities
Schedule 1.1(c)	Consents
Schedule 2.2	Allocation
Schedule 3.2.7	Exceptions to Title Warranty
Schedule 3.2.8	Certain Notices Received by Sellers
Schedule 3.2.11	Sellers' Litigation
Schedule 3.2.12	Sellers' Bonds
Schedule 3.2.13	Compliance with Laws
Schedule 3.2.17	Benefits Plans
Schedule 3.2.19	Intellectual Property Disclosures
Schedule 4.3.6(a)	Retained Employees
Exhibit A	Real Property
Exhibit B	Personal Property
Exhibit C	Excluded Assets
Exhibit D	Assumption Agreement
Exhibit E	Special Warranty Deed
Exhibit F	Assignment and Quitclaim Deed
Exhibit G	Assignment of Leases and Agreements
Exhibit H	Bill of Sale and Assignment
Exhibit I	Production Payment and Royalty Agreement
Exhibit J	Pollution Liability Insurance Policy
Exhibit K	Sublicense of Technology Agreements
Exhibit L	Transition Services Agreement

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT is made as of the 30th day of May, 2003 (the "Execution Date"), by and among AngloGold Meridian Jerritt Canyon Joint Venture (the "Joint Venture"), AngloGold (Jerritt Canyon) Corp. ("AngloGold (Jerritt Canyon)"), AngloGold Mineral Ventures Company ("AngloGold Mineral"), and Meridian Jerritt Canyon Corp. ("Meridian") (the Joint Venture, AngloGold (Jerritt Canyon), AngloGold Mineral and Meridian being together referred to as the "Sellers"), Queenstake Resources U.S.A. Inc., a Delaware corporation ("Buyer"), and Queenstake Resources Ltd., a Yukon corporation ("Guarantor"), with Sellers, Buyer and Guarantor sometimes referred to herein individually as a "party" and collectively as "parties".

RECITALS

A. AngloGold (Jerritt Canyon), AngloGold Mineral, and Meridian, conducting business as the AngloGold Meridian Jerritt Canyon Joint Venture pursuant to the Joint Venture Agreement (as more particularly defined below), own and operate a gold mine in Elko County, Nevada known as the Jerritt Canyon Mine (the "Mine," as more particularly defined below).

B. Sellers desire to sell and Buyer desires to purchase the Mine and certain real and personal property rights and interests associated with the Mine (collectively, the "Assets," as more particularly defined below) for the consideration and on the other terms and conditions set forth herein, such purchase and sale to be treated as having occurred at the Closing Date as contemplated herein.

C. As a condition to the Sellers' agreement to sell the Assets to Buyer, and in addition to its other obligations and covenants set forth in this Agreement, Guarantor has agreed to guarantee the performance by Buyer of all of its obligations under this Agreement, as set forth in Article X.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sellers, Buyer and Guarantor hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

In this Agreement, the following terms, when capitalized, shall have the following meanings:

"Additional Debt" shall have the meaning set forth in Section 4.1.2(a).

"Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

"Agreement" means this Agreement, the Schedules and Exhibits attached hereto and any and all amendments, supplements, variations, waivers, alterations or modifications hereto or thereto, made in accordance with Section 11.4 or Section 11.5, as applicable.

"Applicable Securities Laws" shall have the meaning set forth in Section 3.3.12.

"Asset Records" means all records and files of Sellers pertaining to the Assets and the Mine, other than Retained Records. Except to the extent such materials constitute Retained Records, and except to the extent that providing such materials would be in violation of applicable Laws, Asset Records include all available property, geological, geophysical, geochemical, metallurgical and engineering reports, analyses, data, maps and records pertaining to the Assets and the Mine; all mill, processing and smelter records; all assays, surveys, technical reports, drill logs and samples; all records pertaining to Permits and environmental conditions at or affecting the Real Property; copies of all employment records (other than medical records) for current employees at the Mine; and all title records and conveyance documents held by Sellers with respect to the Real Property; excluding any interpretive data or reports that are proprietary to or constitute trade secrets of any of the Sellers.

"Assets" means the Real Property and the Personal Property, but does not include the Excluded Assets.

"Assignment and Quitclaim" means an instrument substantially in the form of Exhibit F hereto, pursuant to which Sellers will convey the Water Rights to Buyer.

"Assignment of Leases and Agreements" means an instrument substantially in the form of Exhibit G hereto, pursuant to which Sellers will convey the Private Easements and Rights of Way, the Private Grazing Agreements and the Private Leases and Agreements to Buyer.

"Assumed Liabilities" means all of the past, present and future obligations and liabilities associated with the Mine and the Assets (other than the Retained Liabilities), which are described in Schedule 1.1(a) hereto.

"Assumption Agreement" means the Assumption Agreement in the form of Exhibit D hereto, pursuant to which Buyer will assume and be solely responsible for the Assumed Liabilities.

"Bill of Sale" means a Bill of Sale and Assignment substantially in the form of Exhibit H hereto, pursuant to which Sellers will convey the Personal Property to Buyer.

"Bonds" shall have the meaning specified in Section 3.2.12.

"Business Day" means a day on which offices of United States federal and State of Colorado Governmental Authorities are open in the State of Colorado.

"Buyer Material Adverse Effect" shall have the meaning specified in Section 3.1.5.

"Buyer Performance Bond" shall have the meaning specified in Section 2.5.

"Buyer's Claim" means a Claim by the Buyer for indemnification, as described in Section 8.2.

"Buyer's Knowledge" means the actual knowledge of Buyer's and Guarantor's officers and directors.

"Claim Notice" shall have the meaning set forth in Section 8.5(a).

"Claims" shall mean either Buyer's Claims or Sellers' Claims, as those terms are defined in Sections 8.2 and 8.3

"Closing" shall have the meaning set forth in Section 6.1.

"Closing Date" shall have the meaning set forth in Section 6.1.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consideration Shares" shall have the meaning set forth in Section 2.1.

"Contracts" means those contracts and agreements to which any Seller is a party which are associated with the Mine (other than the Private Easements and Rights of Way, the Private Grazing Agreements, and the Private Leases and Agreements), as identified on Part II of Exhibit B hereto.

"Encumbrance" means any lien (including, without limitation, environmental and tax liens), claim, charge, security interest or mortgage of any kind or nature.

"Environmental Laws" shall mean federal laws including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Superfund Amendments and Reauthorization Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Mine Safety and Health Act, the Federal Land Policy and Management Act, the 1897 Organic Act, the Emergency Planning and Community Right to Know Act, and the National Historic Preservation Act, each as amended, and any state law counterparts, as well as the Nevada Water Pollution Control Act and the Nevada Statute on Reclamation of Land Subject to Mining Operations or Exploration Projects (N.R.S. § 519A *et. seq.*) together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, reclamation, public health and safety, or employee health and safety, including laws relating to

emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

"Environmental Liabilities" shall mean any liability arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Materials or substances existing or arising on, beneath or above the Real Property and/or emanating or migrating and/or threatening to emanate or migrate from the Real Property to other properties; (ii) disposal or treatment of or the arrangement for the disposal or treatment of Hazardous Materials originating or transported from the Real Property to an off-site treatment, storage or disposal facility, (iii) physical disturbance of the environment on or from the Real Property; or (iv) the violation or alleged violation of any Environmental Laws relating to the Real Property.

"Equipment and Supplies" means the mining, office and other equipment and supplies which Sellers believe to be located at the Mine which are identified in Part III of Exhibit B hereto.

"Excluded Assets" means certain personal property of Sellers identified in Exhibit C hereto which is associated with the ownership and operation of the Mine by one or more of the Sellers, as well as certain interests in real property not associated with the Mine and other tangible and intangible assets, rights and interests identified in Exhibit C, and the materials identified in Section 2.4, all of which are expressly excluded from the Assets to be purchased and sold pursuant to this Agreement.

"Excluded Minerals" shall have the meaning set forth in Section 2.4.

"Execution Date" means the date referred to on page one of this Agreement.

"Fee Property" means the real property interests identified in Part I of Exhibit A hereto.

"GE" shall have the meaning set forth in Section 4.1.2(a).

"GE Senior Debt" shall have the meaning set forth in Section 4.1.2(a).

"Governmental Authority" means the government of the United States of America, of Canada, of the State of Nevada, of Elko County, Nevada, of the Provinces of British Columbia, Ontario and the Yukon Territory, Canada, and of any political subdivision of any of the foregoing, or any agency, board, bureau, department, division, commission, court or tribunal of any of the foregoing.

"Guaranteed Obligations" shall have the meaning set forth in Section 10.1

"Guarantor" means Queenstake Resources Ltd., a Yukon corporation.

"Guarantor's Knowledge" means the actual knowledge of Guarantor's officers and directors.

"Hazardous Materials" means any substance: (a) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (b) that is defined as a "hazardous waste," "hazardous substance," "extremely hazardous substance," "pollutant" or "contaminant" under any Environmental Law; (c) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (d) the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the environment or health or safety of persons on or about the property; (e) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (f) that contains PCBs, asbestos or urea formaldehyde foam insulation; in each case subject to exceptions provided in applicable Environmental Laws.

"Indemnified Party" means, as applicable, the Seller(s) or the Buyer required to be indemnified under Sections 8.2 or 8.3.

"Indemnifying Party" means the Seller(s) or the Buyer, as applicable, required to indemnify pursuant to Sections 8.2 or 8.3 hereof.

"Initial Payment" means the $250,000 payment made by Buyer to Sellers on May 20, 2003.

"Insurance Policy" shall have the meaning set forth in Section 4.1.4.

"Joint Venture" means the AngloGold Meridian Jerritt Canyon Joint Venture, formed pursuant to and whose operations are governed by the Joint Venture Agreement.

"Joint Venture Agreement" means that Joint Venture Agreement between the Sellers' predecessors dated June 18, 1976, as amended, pursuant to which the Sellers' activities and operations at the Mine are carried out.

"Joint Venture Parties" means AngloGold (Jerritt Canyon), AngloGold Mineral, and Meridian.

"Losses" means demands, claims, causes of action, assessments, including any federal or state tax audits, losses, damages, liabilities and costs and expenses, including, without limitation, reasonable attorneys' fees and any expenses incident to the investigation or enforcement of such matters.

"Mine" means the gold mine and processing and other ancillary facilities in Elko County, Nevada commonly known as the Jerritt Canyon Mine.

"Miscellaneous Personal Property" means certain tangible and intangible personal property, other than Equipment and Supplies, Permits and Contracts, owned by Sellers and used in connection with their ownership and operation of the Mine, as identified in Part IV of Exhibit B hereto.

"Multilateral Instrument 45-102" means Multilateral Instrument 45-102 *Resale of Securities* of the Canadian Securities Administrators.

"New Oxygen Plant Note" shall have the meaning set forth in Section 2.6.1.

"Noticc Period" shall have the meaning set forth in Section 8.5(a).

"Oxygen Plant" means the oxygen plant located at the Mine as described in that Oxygen Plant Purchase Agreement among the Joint Venture Parties dated as of August 1, 1999.

"Oxygen Plant Promissory Note" means that Promissory Note dated as of August 1, 1999, executed by the Joint Venture Parties in favor of AngloGold (Jerritt Canyon), evidencing the balance of the purchase price for the Oxygen Plant owed by the Joint Venture Parties to AngloGold (Jerritt Canyon).

"Patented Mining Claims" means those patented mining claims described on Part II of Exhibit A.

"Permitted Encumbrances" means (a) (i) liens for taxes, assessments and governmental charges or levies not yet due and payable; and (ii) Encumbrances such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (x) are not overdue for a period of more than 60 days and (y) are not in excess of $5,000 in the aggregate at any time; (b) minor survey exceptions, easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness and (ii) do not have a material adverse effect on the value or the use of such property for its present purposes; (c) zoning restrictions and other limitations imposed by any Governmental Authority having jurisdiction over real property; (d) reservations in federal patents; (e) Encumbrances of record (which for purposes of this Agreement shall include Encumbrances that are reflected in the official records of the Elko County, Nevada Clerk and Recorder's Office or the Elko County Assessor's Office, or that are reflected in the public records maintained by the Nevada State Office of the Bureau of Land Management); (f) as to Real Property which is leased or otherwise held by contractual interest, the terms and conditions of the leases and other contracts pertaining thereto, and liens affecting the interests of the lessors under such leases; (g) liens of pledges or deposits under workers' compensation laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return of money bonds and similar obligations; (h) rights reserved to or vested in any Governmental Authority to control or regulate any interest in the Real Property in any manner, and all laws, rules and regulations of any Governmental Authority; and (i) any other Encumbrances that do not arise by, through or under Sellers.

"Permits" means the authorizations, approvals and permits, including those dealing with mining, air and water, issued by Governmental Authorities and associated with the Mine which are identified in Part I of Exhibit B hereto.

"Person" means any individual, partnership, firm, corporation, company, association, trust, unincorporated organization or other entity.

"Personal Property" means the Permits, the Contracts, the Equipment and Supplies, and the Miscellaneous Personal Property.

"PFIC" shall have the meaning set forth in Section 7.11.

"Plans of Operation" means those Forest Service Plans of Operation applicable to the Mine, as identified in Part I of Exhibit B.

"Precious Metals" shall have the meaning set forth in the Production Payment and Royalty Agreement.

"Private Easements and Rights of Way" means the easements and rights of way identified in Part IV of Exhibit A hereto.

"Private Grazing Agreements" means the grazing agreements identified in Part V of Exhibit A hereto.

"Private Leases and Agreements" means the leases and other agreements identified in Parts I, II, and III of Exhibit A hereto.

"Production Payment and Royalty Agreement" means the production payment agreement between Buyer and the Joint Venture Parties in the form attached hereto as Exhibit I.

"Purchase Price" shall have the meaning set forth in Section 2.1.

"Qualifying Issuer" shall have the meaning given to that term in Multilateral Instrument 45-102.

"Real Property" means the Fee Property, Patented Mining Claims, Private Leases and Agreements, Private Easements and Rights of Way, Private Grazing Agreements, Unpatented Mining Claims and Water Rights.

"Related Agreements" means the Production Payment and Royalty Agreement, the Transition Services Agreement, the New Oxygen Plant Note, the Special Warranty Deed, the Assignment of Leases and Agreements, the Bill of Sale, the Assumption Agreement, and any other agreements contemplated hereby.

"Reserved Shares" shall have the meaning set forth in Section 9.2.

"Retained Liabilities" means those liabilities and obligations associated with the Assets and the ownership and operation of the Mine specified in Schedule 1.1(b), which will not be assumed by the Buyer.

"Retained Records" means (i) copies of any property files of Sellers pertaining to the Assets desired by Sellers; (ii) all tax returns, files and records of Sellers pertaining to the Assets and the Mine; (iii) all files, records and sales materials of Sellers pertaining to marketing and sales of production from the Mine; (iv) original files, records and materials of Sellers pertaining

to employees of Sellers, including medical files pertaining to the employees of Sellers; and (v) all other files and records of Sellers which do not directly relate to the Assets and the Mine.

"Securities Act" means the United States Securities Act of 1933, as amended.

"Seller Indemnifying Parties" shall have the meaning set forth in Section 8.2.

"Seller Material Adverse Effect" means a material adverse effect on the value of the Assets or the Mine, or results of the operations of the Mine, but shall not include matters affecting the mining industry generally or matters related to gold prices.

"Sellers' Claim" means a Claim by any Seller for indemnification, as described in Section 8.3.

"Sellers' Knowledge" means the actual knowledge of (i) the Interim General Manager of the Mine (Rich McAnany), the Manager of Administration at the Mine, and the Manager of Environmental Resources at the Mine, (ii) the Mine Technical Services Manager, the Mine Process Operations Manager, the Mine Underground Operations Manager, the Manager of Industrial Relations (at the Mine), and the Manager of Materials (at the Mine), each of whom report directly to the Interim General Manager of the Mine, and (iii) the actual knowledge (after due inquiry) of Jerry Bateman, Jim Komadina, Ed Colt and Don Ewigleben; provided, however, that Don Ewigleben shall not be included to the extent such inclusion requires the waiver or breach of any attorney-client privilege.

"Special Warranty Deed" means an instrument substantially in the form of Exhibit E hereto, pursuant to which Sellers will convey the Fee Property, Patented Mining Claims and Unpatented Mining Claims owned by Sellers to Buyer.

"Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state or local taxing authority, including, without limitation, income, excise, property, sale, transfer, severance, net proceeds of mines, payroll and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

"Third Party Consents" means certain rights of consent to transfer, termination, amendment, acceleration, suspension, revocation or cancellation held by third Persons which are or may be exercisable by such Persons by reason of the consummation of the purchase and sale transaction contemplated by this Agreement, as identified in Schedule 1.1(c) hereto.

"Transfer Approvals" shall have the meaning specified in Section 4.1.1.

"Unpatented Mining Claims" means those unpatented claims described on Part III of Exhibit A.

"Water Rights" means the water rights identified in Part VI of Exhibit A hereto.

"Westwind" shall have the meaning set forth in Section 4.1.2(c).

"Westwind Offering" shall have the meaning set forth in Section 4.1.2(c).

"$" means United States currency.

1.2 Terms denoting the singular only shall include the plural, and vice versa.

1.3 Unless otherwise stated, a reference to a Recital, Article, Section, Schedule or Exhibit is a reference to a Recital, Article, Section, Schedule or Exhibit of this Agreement.

1.4 Section numbers and headings are for convenience of reference only, and shall not affect the interpretation of this Agreement.

1.5 Reference to any gender includes the other.

1.6 Reference to "including" means including, but not by way of limitation.

1.7 Unless otherwise expressly provided in this Agreement, reference to an Agreement (including this Agreement), document, or instrument is the same as amended, modified, novated or replaced from time to time.

1.8 Reference to a statute or other legislative act, by-law, rule, regulation, or order is to the same as amended, modified or replaced from time to time and to any rule, regulation or order promulgated pursuant to such law.

1.9 Reference to a "day" is to a calendar day unless otherwise specified.

ARTICLE II
THE TRANSACTION

2.1 **Purchase and Sale.**

250,000
1,250,000

Subject to the terms and conditions of this Agreement, Sellers hereby agree to sell, transfer, assign and deliver the Assets to Buyer on the Closing Date, and Buyer hereby agrees to purchase the Assets from Sellers on the Closing Date, free and clear of all Encumbrances except Permitted Encumbrances. In consideration of such sale and transfer of the Assets, Buyer and Guarantor agree to pay to Sellers a purchase price consisting of $1,500,000 in cash (inclusive of the Initial Payment), 32,000,000 common shares of Guarantor (including the Reserved Shares), free of all restrictions on trading in Canada other than a four-month statutory "hold period" (the "Consideration Shares"), and the rights to receive payments under the Production Payment and Royalty Agreement (collectively, the "Purchase Price"), structured in the following manner: Buyer agrees (a) to pay AngloGold (Jerritt Canyon) and AngloGold Mineral on the Closing Date the sum of $875,000 by wire transfer thereof to AngloGold (Jerritt Canyon) (on its own behalf and on behalf of AngloGold Mineral) as AngloGold (Jerritt Canyon) may instruct; (b) to deliver to the Joint Venture Parties the Production Payment and Royalty Agreement; (c) to pay to Meridian on the Closing Date the sum of $375,000 by wire transfer thereof to Meridian as Meridian may instruct; (d) to deliver to AngloGold (Jerritt Canyon) and AngloGold Mineral on the Closing Date certificates in the name of AngloGold (Jerritt Canyon) representing 22,400,000 of the Consideration Shares; and (e) to deliver to Meridian on the Closing Date certificates in the

name of Meridian representing 9,600,000 of the Consideration Shares. In addition, Buyer agrees to assume, by execution and delivery to Sellers of the Assumption Agreement, all of the Assumed Liabilities. Such purchase and sale shall not apply to the Excluded Assets, and notwithstanding such purchase and sale, the Sellers will remain solely liable for the Retained Liabilities.

2.2 Allocation.

The parties agree to allocate that portion of the Purchase Price paid in cash or in Consideration Shares at Closing and the amount of liabilities assumed or taken subject to for federal income tax purposes in accordance with an allocation schedule to be attached to this Agreement as Schedule 2.2, and to be completed by the parties within 15 days after the Execution Date of this Agreement. The parties acknowledge that the Production Payment and Royalty Agreement is treated for federal income tax purposes as a lease or sublease of minerals in place with respect to the mineral properties subject thereto and not as a sale thereof, and the parties will report in accordance with such treatment. The parties also agree that any amount paid to Sellers as a Production Payment pursuant to the Production Payment and Royalty Agreement will be treated as a production payment for Nevada Net Proceeds of Mines tax purposes, and not as a royalty. The parties further agree that if either Buyer or Guarantor fail to comply with that obligation to treat the Production Payment as a production payment and not a royalty for Nevada Net Proceeds of Mines tax purposes, Sellers shall be entitled to an immediate payment of $300,000 from Buyer and Guarantor, as liquidated damages for such breach, which such payment the parties acknowledge and agree would amount to reasonable compensation to Sellers for such a breach and would not constitute a penalty. The parties also acknowledge that none of the transactions contemplated by this Agreement are described in Section 351 of the Internal Revenue Code of 1986, as amended.

2.3 Transfer Taxes.

Any transfer taxes, sales tax, stamp duty or similar costs relating to the sale of the Assets shall be borne by the Buyer. In addition, all recording fees and costs, survey costs, title commitment and title insurance fees and premiums incurred in connection with the Closing shall be borne by the Buyer.

2.4 Inventory in Process.

All Precious Metal doré, all gold and silver bearing carbon or solution that is in the Joint Venture elution refining process, all Precious Metal doré located in the Mine's vaults, and all Precious Metal doré from the Mine that is in transit to or at a third party refiner (and all final settlements from such a third party refiner), as of the Closing Date, are hereinafter referred to as the "Excluded Metals". On the Closing Date, the loaded carbon in CIP Tank Two will be assayed and the result of multiplying the resulting assay by the quantity of loaded carbon in this tank at the Mine will be credited from production after the Closing Date to Sellers, and Buyer will cause the doré bullion produced therefrom to be shipped to a third party refiner for credit to Sellers' accounts (at the ratio of AngloGold (Jerritt Canyon) 70% /Meridian 30%), in accordance with written instructions from each of AngloGold (Jerritt Canyon) and Meridian. All of the

Excluded Metals will be considered Excluded Assets and shall remain the sole property of Sellers.

2.5 Bond and Other Surety for Indemnity and Other Obligations of Buyer Post-Closing.

2.5.1 Buyer Performance Bond. Buyer shall obtain and deliver at Closing a performance bond or other surety arrangement, for the benefit of, and in form reasonably satisfactory to Sellers ("Buyer Performance Bond"), issued by a surety or financial institution acceptable to Sellers in their sole discretion, assuring performance and satisfaction by Buyer of all of its covenants and indemnification obligations under this Agreement and under the other instruments and agreements executed and delivered by Buyer to Sellers pursuant hereto (other than payments under the Production Payment and Royalty Agreement and indemnification obligations pertaining to Environmental Liabilities), in the amount of $1,500,000, to remain in effect from the Closing Date until all such covenants and indemnification obligations are fully satisfied. The Buyer Performance Bond shall permit AngloGold (Jerritt Canyon), on behalf of Sellers, to make unlimited draws thereunder from time to time, whenever AngloGold (Jerritt Canyon) incurs or reasonably expects to incur any costs as a result of a breach by Buyer of any of its covenants or indemnification obligations under this Agreement. The Buyer Performance Bond is independent of and shall under no circumstances limit the obligations of Buyer or Guarantor to Sellers under this Agreement. During the 30-day period preceding each anniversary of the Closing Date, Buyer may present to AngloGold (Jerritt Canyon) on behalf of Sellers, a proposal for a replacement performance bond in the foregoing amount (or some lesser amount if such lesser amount is approved by AngloGold (Jerritt Canyon), on behalf of Sellers, in its reasonable discretion) which Buyer believes will provide Sellers with substantially equivalent security for performance by Buyer of its obligations hereunder. Any such replacement performance bond will be subject to the approval of AngloGold (Jerritt Canyon) on behalf of Sellers, which shall not be unreasonably withheld. If a dispute arises between Sellers and Buyer with respect to the adequacy of any proposed replacement performance bond, or with respect to the right of Sellers to withhold its approval thereof, the existing Buyer Performance Bond shall remain in effect until such dispute is resolved in accordance with the provisions of Section 8.6.

2.5.2 Penalty for Late Production Payments. Buyer agrees that if it does not timely make any payment of the Production Payment (as defined in the Production Payment and Royalty Agreement) to either AngloGold (Jerritt Canyon) or Meridian in accordance with the provisions of the Production Payment and Royalty Agreement, and any such late payment is not made within fifteen (15) days after the date any Seller provides written notice that any payment is overdue, then interest at a rate of 1% (compounded monthly) on the amount of such late payment shall begin to accrue effective as of the due date, and if the entire amount of the late payment plus accrued interest is not paid within 180 days after the due date of such payment, Sellers shall have the right to immediately accelerate and demand payment of all of the remaining outstanding balance of the Production Payment. In addition, and subject to the provisions of Section 4.1.2(a), if Buyer is in default or has taken or omitted to take any action which will create or result in an event of default under any agreements Buyer has entered into with any third party to provide funding for Buyer's purchase or operation of the Mine, Sellers shall have the right to immediately accelerate and demand payment of all the remaining

outstanding balance of the Production Payment. In any case under this Section 2.5.2, Sellers' rights of acceleration will apply only to the extent that the Gross Proceeds, as defined in the Production Payment and Royalty Agreement, received by Buyer from the Closing Date through the date such payments are accelerated, are in excess of the remaining outstanding balance of the Production Payment.

2.6 Repayment of Oxygen Plant Promissory Note.

2.6.1 Repayment of Note. Buyer agrees to assume the repayment obligations reflected under the Oxygen Plant Promissory Note; provided, however, that Buyer and AngloGold (Jerritt Canyon) agree that the repayment by Buyer of the $2,000,000 balance reflected under the Oxygen Plant Promissory Note may be made in accordance with the following schedule and shall be evidenced by a new promissory note executed by Buyer in favor of AngloGold (Jerritt Canyon) (the "New Oxygen Plant Note"):

(a) Buyer shall make a $250,000 payment to AngloGold (Jerritt Canyon) on or before the last Business Day of each of September, October and November of 2003;

(b) Buyer shall make a $250,000 payment to AngloGold (Jerritt Canyon on or before the last Business Day of each of March, June and September of 2004; and

(c) Buyer shall make a $500,000 payment to AngloGold (Jerritt Canyon) on or before August 31, 2005.

2.6.2 Security Arrangements. The existing Assumption Agreement among the Joint Venture Parties and AngloGold (Jerritt Canyon) dated August 1, 1999, and that Deed of Trust, Assignment of Rents, Security Agreement, Financing Statement and Fixture Filing dated as of August 1, 1999, by the Joint Venture Parties in favor of AngloGold (Jerritt Canyon), shall be assigned by the Joint Venture Parties to Buyer at the Closing. The security interest in certain of the Assets held by AngloGold (Jerritt Canyon) pursuant to that Deed of Trust shall remain senior in priority to the security interests created under the GE Senior Debt facility and any Additional Debt facility; provided, however, that AngloGold (Jerritt Canyon) agrees that, if requested, it will enter into an intercreditor agreement with GE reasonably acceptable in substance to AngloGold (Jerritt Canyon), pursuant to which the payments to AngloGold (Jerritt Canyon) required pursuant to Section 2.6.1 would be subordinated to GE's right to repayment of the GE Senior Debt.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1 Buyer's Representations and Warranties.

Buyer represents and warrants to Sellers the following as of the Execution Date hereof (except as specified otherwise) and as of the Closing Date:

3.1.1 Due Organization. Buyer is a corporation duly incorporated, validly existing and in good standing, under the laws of the State of Delaware, and Buyer is duly qualified and in good standing as a foreign corporation under the laws of the State of Nevada.

3.1.2 Due Authorization. Buyer has the full corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, the consummation of transactions contemplated hereby, and the performance by Buyer of all of its obligations under this Agreement have been duly authorized and approved by Buyer. This Agreement has been duly executed and delivered by authorized officers of Buyer.

3.1.3 Enforceability. Each of this Agreement and the Related Agreements constitutes the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

3.1.4 No Conflict. Neither the execution and delivery of this Agreement and the Related Agreements by Buyer, nor the performance by Buyer of its obligations hereunder or thereunder, will conflict with or result in a breach of any of the terms, conditions or provisions of Buyer's articles or certificate of incorporation, as amended, or by-laws, as amended, or of any statute or administrative regulation applicable to it, nor of any order, writ, injunction, judgment or decree of any court or any Governmental Authority or of any arbitration award applicable to it.

3.1.5 No Contract Conflict.

(a) Neither the execution and delivery of this Agreement and the Related Agreements by Buyer, nor the performance by Buyer of its obligations hereunder or thereunder, will (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, (iv) or result in the creation or imposition of any Encumbrance under, any contract, agreement, obligation, arrangement, commitment or plan to which Buyer is a party or by which Buyer or any of its assets is bound or affected, except such violations, conflicts, breaches, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on Buyer, or Buyer's ability to consummate this Agreement or the transactions contemplated hereby (a "Buyer Material Adverse Effect").

(b) Except as set forth in Section 4.1 below, there are no debt repayment or other obligations to make payments under any contract, agreement (including any loan agreement), obligation, arrangement, commitment or plan to which Buyer is a party or by which Buyer or any of its assets is bound or affected, that are or will be in the event of default under any such contract, agreement, obligation, arrangement, commitment or plan, senior to or *pari passu* with Buyer's obligation to pay

the Production Payment, the Net Smelter Returns Royalty and the Net Proceeds Interest under the Production Payment and Royalty Agreement.

3.1.6 Litigation. There is no action, suit or proceeding pending or, to Buyer's Knowledge, threatened against or affecting Buyer at law or in equity, or before any Governmental Authority, which seeks to delay or question the validity of this Agreement or the transactions contemplated hereby or would otherwise have a Buyer Material Adverse Effect.

3.1.7 Regulatory and Other Approvals. Except for the Transfer Approvals, no notice, filing, authorization, approval, order or consent is required to be given, filed or obtained by Buyer to or from any Governmental Authority or third party in connection with the execution, delivery and performance by Buyer of this Agreement or the transactions contemplated hereby.

3.1.8 Buyer's Due Diligence. Buyer has conducted such due diligence investigations concerning the Assets and the Mine as it has determined to be appropriate. Buyer acknowledges that while Sellers have endeavored in good faith to make data, information and personnel available to Buyer to assist it in the conduct of due diligence, Sellers make no representation or warranty that all data and information in Sellers' control or available to Sellers and pertaining to the Assets or the Mine has in fact been made available to Buyer. Buyer has not relied upon any written, electronic or oral information or statements concerning the operation of the Mine made or provided by Sellers or any of their respective officers, directors, consultants or employees, or any estimates or forecasts by Sellers concerning any mineral reserves or resources on the Real Property or concerning the nature, quantity or quality or costs of mining thereof, or upon any estimates of Sellers regarding the cost of remediation, reclamation or closure associated with the Assets or the Mine; and with respect to such matters and other matters concerning the Assets and the Mine which are not addressed by Sellers' representations and warranties in this Agreement, Buyer has relied exclusively upon its due diligence investigation of the Real Property and the other Assets and the Mine, including the advice of its own experts or consultants as Buyer has determined to be necessary or desirable in its sole discretion. Buyer acknowledges that Sellers' records and files concerning the Assets and the Mine which have been made available for inspection by Buyer contain evaluative and interpretive reports, studies and other material, and that Buyer has not relied upon such reports, studies or other material in electing to purchase the Assets and the Mine, but has undertaken such independent analysis and other due diligence inquiries concerning the Assets and the Mine as it has determined to be necessary or desirable in its sole discretion. Buyer acknowledges and agrees that Sellers have provided copies of and access to the Asset Records without any representation or warranty as to the accuracy, reliability or completeness of the Asset Records, and Buyer agrees that it shall rely on the same at its sole risk. Without limiting the foregoing in any way, Buyer hereby agrees that it has waived and hereby waives as items that might cause a failure of any of Sellers' conditions precedent to the Closing under Section 5.1 all of the matters identified by Buyer or Guarantor in correspondence from Buyer or Guarantor to AngloGold (Jerritt Canyon) dated April 7, 2003, April 16, 2003 and April 22, 2003, respectively.

3.1.9 Buyer's Qualifications to Obtain Transfer Approvals and Hold Permits. Buyer is aware of no facts that would prevent issuance of Transfer Approvals from any Governmental Authorities for the transfer of the Permits from Sellers to Buyer or for the

obtaining of replacement Permits by Buyer for those Permits presently held by Sellers that are not transferable.

3.1.10 No Commissions. Buyer has not retained any broker, investment banker or other person entitled to any commission or compensation in connection with this Agreement or the transactions contemplated by this Agreement for which Sellers will in any way have any liability.

3.1.11 Financial Condition. Buyer is, and immediately after giving effect to the transactions contemplated under this Agreement will be, able to pay its debts and obligations as they mature and come due.

3.2 Sellers' Representations and Warranties.

Each of the Sellers, individually and not jointly and severally, hereby represents and warrants to Buyer as of the Execution Date and as of the Closing Date as set forth in the remainder of this Section 3.2, except where any specific representation or warranty speaks of a specified date or dates. Except where the context otherwise requires, a representation or warranty by any Seller shall be as to that Seller only. The mere inclusion of an item in a Schedule to this Agreement as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item has had or is reasonably likely to result in a Seller Material Adverse Effect. Any disclosure set forth in a Schedule to this Agreement with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure with respect to the particular section is sufficient on its face without further inquiry reasonably to inform the Buyer of the information required to be disclosed in respect of such other sections to avoid breach under the representations or warranties corresponding to such other sections.

3.2.1 Due Organization. Each of the Joint Venture Parties is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Each of the Joint Venture Parties is qualified to do business in the State of Nevada.

3.2.2 Due Authorization. Each Seller has the full corporate or organizational power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Seller, the consummation of the transactions contemplated hereby, and the performance by such Seller of all of its obligations under this Agreement have been duly authorized and approved by such Seller. This Agreement has been duly executed and delivered by authorized officers of such Seller.

3.2.3 Enforceability. Each of this Agreement and the Related Agreements constitutes the legal, valid and binding obligation of each Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

3.2.4 No Conflict. Neither the execution and delivery of this Agreement and the Related Agreements by each Seller, nor the performance by such Seller of its obligations hereunder or thereunder, will conflict with or result in a breach of any of the terms, conditions or provisions of such Seller's articles or certificate of incorporation, as amended, or by-laws, as amended (or, with respect to the Joint Venture, the Joint Venture Agreement), or of any statute or administrative regulation applicable to it, nor of any order, writ, injunction, judgment or decree of any court or any Governmental Authority or of any arbitration award applicable to it.

3.2.5 No Contract Conflict. Subject to satisfaction of the Third Party Consents, neither the execution and delivery of this Agreement and the Related Agreements by each Seller, nor the performance by such Seller of its obligations hereunder or thereunder, will (a) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (b) permit or result in the termination, suspension or modification of, (c) result in the acceleration of (or give any Person the right to accelerate) the performance of such Seller under, or (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon, any Contract or Permit, or any other instrument evidencing any of the Assets or any instrument or any other agreement, to which such Seller is a party or by which such Seller or any of its assets are bound or affected, except such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations which would not, individually or in the aggregate, have a Seller Material Adverse Effect.

3.2.6 Regulatory Approvals. Except for the Transfer Approvals, no notice, filing, authorization, approval, order or consent is required to be given, filed or obtained by any Seller to or from any Governmental Authority in connection with the execution, delivery and performance by such Seller of this Agreement or the transactions contemplated hereby.

3.2.7 Limited Title Warranty as to All Assets. Except as specified in Schedule 3.2.7, and except for Permitted Encumbrances, and subject, as to the Unpatented Mining Claims, to the paramount title of the United States of America and the rights of third parties to use the surface of the Unpatented Mining Claims, the Assets are free and clear of valid claims or rights of any Person claiming rights or interests therein by, through or under any Seller. Notwithstanding the foregoing, each Seller disclaims any warranty with respect to priority, status, nature of permitted beneficial use or abandonment of any Water Rights, whether held by any Seller of record, or in which any Seller has a beneficial or other interest. To Sellers' Knowledge, no Person claims an interest in or lien upon the Assets except as specified in Schedule 3.2.7 and except for Permitted Encumbrances. Each Seller hereby expressly disclaims all other representations and warranties, express or implied, with respect to its title to any of the Real Property or the Personal Property, except as set forth in Section 3.2.8 below. In addition, and without limiting the disclaimer set forth in the previous sentence, with respect to the Unpatented Mining Claims, none of the Sellers makes any representation or warranty as to (i) whether any of such claims contains a discovery of valuable minerals, (ii) the absence of any conflicting patented or unpatented mining claims, or (iii) otherwise as to the validity of any such claims or the use of the same.

3.2.8 Limited Representation Concerning Leases and Agreements. With respect to the Private Leases and Agreements, Private Easements and Rights of Way and Private

Grazing Agreements, to Sellers' Knowledge, except as specified in Schedule 3.2.8, (a) each of such leases, agreements and other instruments is valid and in full force and effect; (b) there are no defaults thereunder and Sellers have not received any written notice of an asserted default by any other Persons who are parties thereto; (c) Sellers are not in material default thereunder; and (d) other Persons who are parties to any such leases, agreements and other instruments are not in material default thereunder.

3.2.9 Equipment and Supplies. The Equipment and Supplies are sold on an "as is, where is" basis, and Sellers make no representations or warranties with respect to the condition or suitability thereof for any purpose.

3.2.10 Material Contracts. All Contracts to be assigned and transferred by Sellers to Buyer are identified in Exhibit B hereto. True and complete copies of all such Contracts included in the Assets have been made available to Buyer for its inspection.

3.2.11 Litigation. Except as set forth in Schedule 3.2.11, (a) there is no claim, action, suit, proceeding, arbitration or investigation pending or, to Sellers' Knowledge, threatened by or before any Governmental Authority or private arbitration tribunal to which any Seller is a party which would materially adversely affect the ability of any Seller to perform its obligations under this Agreement, or which seeks or would result in the modification, suspension, revocation, termination, or other limitation of any of the Real Property, Contracts or Permits, and (b) there is not in existence any judgment, writ, order, injunction, award or decree requiring any Seller to take any action of any kind with respect to the Assets or the operation of the Mine, or to which any Seller (with respect to the Mine), the Mine, or the Assets are subject or by which they are bound or affected.

3.2.12 Reclamation and Other Bonds. Schedule 3.2.12 identifies all bonds and other surety arrangements maintained by Sellers in connection with the Mine, the Assets and the Permits (the "Bonds").

3.2.13 Compliance with Laws. Except as set forth in Schedule 3.2.13, to Sellers' Knowledge, Sellers have owned the Assets and operated the Mine in substantial compliance in all material respects with all federal, state and local laws, rules and regulations, including Environmental Laws. Except as set forth in Schedule 3.2.13, no litigation or proceeding has been initiated and is currently pending against any Seller by any Governmental Authority or other Person (and to Sellers' Knowledge, no such litigation or proceeding is threatened) based on a claim that any activity of any Seller in connection with the ownership and operation of the Mine and the Assets, or that the condition of the Mine or any of the Assets fails to comply with applicable laws, rules or regulations, including Environmental Laws.

3.2.14 Permits. To Sellers' Knowledge all material Permits pertaining to the Mine are identified in Part 1 of Exhibit B.

3.2.15 Acquisition of Consideration Shares. Each of the Sellers understands and acknowledges that none of the Consideration Shares have been or will be registered under the Securities Act and subject to certain exemptions, that none of the Consideration Shares may be offered or sold within the United States. Each of AngloGold (Jerritt Canyon) and Meridian

(a) is a Qualified Institutional Buyer (as that term is defined in Rule 144A under the Securities Act) or an Accredited Investor (as that term is defined in Rule 501(a) of Regulation D of the Securities Act), (b) is an "accredited investor" as that term is defined in Multilateral Instrument 45-103 *Capital Raising Exemptions* of the Canadian Securities Administrators, and (c) is acquiring the Consideration Shares as principal for its own account, not for the benefit of any other person, for investment purposes only and not with any current view to any immediate resale, distribution, or other disposition thereof in violation of any United States or Canadian securities laws. Notwithstanding the foregoing, the Parties acknowledge and agree that any of the Sellers may transfer the Consideration Shares to their respective ultimate parent companies, or to any directly or indirectly wholly-owned subsidiary of their respective ultimate corporate parent companies.

3.2.16 Tax Matters. With respect to the operation of the Mine, to Sellers' Knowledge all ad valorem real property taxes, severance taxes, Nevada net proceeds taxes, and other taxes and assessments due and payable on the production of minerals from the Mine have been timely and properly paid. There are no tax liens other than Permitted Encumbrances on the Assets, and the Assets are not subject to any tax partnership.

3.2.17 Benefits Plans.

(a) Schedule 3.2.17 contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (the "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA), "employee benefit plans" (as defined in Section 3(3) of ERISA), and all other material benefit plans maintained, or contributed to, by the Sellers for the benefit of any current or former employees, officers, or directors of the Mine (collectively, the "Benefit Plans"). The Sellers have made available to the Buyer true, complete, and correct copies of each such Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof). Each Benefit Plan has been administered in accordance with its terms in all material respects. The Benefit Plans have been operated in material compliance with applicable provisions of applicable law, including ERISA and the Code. All contributions required to be made under the terms of each Benefit Plan have been timely made.

(b) With respect to each Benefit Plan, the Sellers have delivered to Buyer true, correct and complete copies of the following documents: (i) the most recent Forms 5500 and any financial statements attached thereto and those for the prior three years; (ii) the last IRS determination letter; and (iii) the most recent summary plan description.

(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is designated as such on Schedule 3.2.17, and is so qualified and has been so qualified during the period since its adoption; each trust created under any such Benefit Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(d) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Closing Date) reasonably be expected to (i) entitle any current or former employee, consultant, or director of the Mine to any payment (including severance pay, change of control payments, or similar compensation), or (ii) result in any material increase in benefits under any Benefit Plan.

3.2.18 Labor Matters. None of the Sellers, nor any Person for whom the Sellers are or may be responsible by law or contract, is a party to any collective bargaining agreement with any labor organization with respect to persons performing services at or on the Assets or the Mine. To Sellers' Knowledge, none of the Sellers, nor any person for whom the Sellers are or may be responsible by law or contract, is engaged in any unfair labor practice that could reasonably be expected to have, singly or in the aggregate, a Seller Material Adverse Effect.

3.2.19 Intellectual Property. To Sellers' Knowledge, the Sellers own or possess adequate licenses or other rights to use all material intellectual property, including but not limited to patents, patent applications, trademarks, service marks, trade names, copyrights, computer software and know-how necessary to operate the Mine as now operated by the Sellers (and the Sellers have not received any notice of infringement of a conflict with, or know or have known of such infringement of or conflict with), asserted rights of others with respect to the Sellers' use of material intellectual property, including but not limited to patents, patent applications, trademarks, service marks, trade names, copyrights, computer software, and know-how, except as set forth in Schedule 3.2.19. To Sellers' Knowledge, the Sellers are not, nor will they be as a result of the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement, in breach in any material respect of any license or other agreement relating to intellectual property; provided, however, that the Buyer and Guarantor acknowledge and agree that in order for Buyer to utilize the technology covered by the Patented Technology Agreement dated March 26, 1990 and the Unpatented Technology Agreement dated March 26, each of which are referred to in Schedule 1.1(c), the consent of Crescent Technology, Inc. must be obtained, and Buyer acknowledges and agrees that it must enter into a Sublicense of Technology Agreements in substantially the form as Exhibit K attached hereto.

3.2.20 No Commissions. Sellers have not retained any broker, investment banker or other person entitled to any commission or compensation in connection with this Agreement or the transactions contemplated by this Agreement for which Buyer will in any way be liable.

3.2.21 Disclaimer of Certain Representations and Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 3.2 OF THE AGREEMENT, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, (AND HEREBY DISCLAIM ANY SUCH REPRESENTATIONS OR WARRANTIES) WITH RESPECT TO (A) THE ASSETS, (B) THE MINE AND SELLERS' OWNERSHIP AND OPERATION THEREOF OR LIABILITIES, INCLUDING ENVIRONMENTAL LIABILITIES, ASSOCIATED THEREWITH, (C) THE QUANTITY, QUALITY, SUITABILITY FOR MINING OR COSTS OF MINING OF ANY MINERAL RESERVES INCLUDED IN THE ASSETS, OR (D) THE MERCHANTABILITY OR SUITABILITY FOR

A PARTICULAR PURPOSE OF ANY OF THE EQUIPMENT OR SUPPLIES OR OTHER PERSONAL PROPERTY.

3.3 Guarantor's Representations and Warranties.

Guarantor represents and warrants to Sellers the following as of the Execution Date (except as specified otherwise) and as of the Closing Date:

3.3.1 Due Organization. Guarantor is a corporation duly incorporated, validly existing and in good standing, under the laws of the Yukon Territory, Canada.

3.3.2 Due Authorization. Guarantor has the full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Guarantor, the consummation of transactions contemplated hereby, and the performance by Guarantor of all of its obligations under this Agreement have been duly authorized and approved by Guarantor. This Agreement has been duly executed and delivered by authorized officers of Guarantor.

3.3.3 Enforceability. Each of this Agreement and the Related Agreements constitutes the legal, valid and binding obligation of Guarantor enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

3.3.4 No Conflict. Neither the execution and delivery of the Agreement and the Related Agreements by Guarantor, nor the performance by Guarantor of its obligations hereunder or thereunder, will conflict with or result in a breach of any of the terms, conditions or provisions of Guarantor's articles or certificate of incorporation, as amended, or by-laws, as amended, or of any statute or administrative regulation applicable to it, nor of any order, writ, injunction, judgment or decree of any court or any Governmental Authority or of any arbitration award applicable to it.

3.3.5 No Contract Conflict. Neither the execution and delivery of this Agreement and the Related Agreements by Guarantor, nor the performance by Guarantor of its obligations hereunder or thereunder, will (a) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (b) permit or result in the termination, suspension or modification of, (c) result in the acceleration of (or give any Person the right to accelerate) the performance of Guarantor under, or (d) result in the creation or imposition of any Encumbrance under, any contract, agreement, obligation, arrangement, commitment or plan to which Guarantor is a party or by which Guarantor or any of its assets is bound or affected, except such violations, conflicts, breaches, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on Guarantor, or Guarantor's ability to consummate this Agreement or the transactions contemplated hereby.

3.3.6 Litigation. There is no action, suit or proceeding pending or, to Guarantor's Knowledge, threatened against or affecting Guarantor at law or in equity, or before any Governmental Authority, which seeks to delay or question the validity of this Agreement or

the transactions contemplated hereby or would otherwise have a material adverse effect on Guarantor, or Guarantor's ability to consummate this Agreement or the transactions contemplated hereby.

3.3.7 Regulatory and Other Approvals. Except for shareholder approval and the approval of the Toronto Stock Exchange, no notice, filing, authorization, approval, order or consent is required to be given, filed or obtained by Guarantor to or from any Governmental Authority or third party in connection with the execution, delivery and performance by Guarantor of this Agreement or the transactions contemplated hereby.

3.3.8 No Commissions. Guarantor has not retained any broker, investment banker or other person entitled to any commission or compensation in connection with this Agreement or the transactions contemplated by this Agreement for which Sellers will in any way have any liability.

3.3.9 Benefit to Guarantor. The acquisition of the Assets and the Mine by Buyer will be of substantial material benefit to Guarantor.

3.3.10 Guarantor's Due Diligence. Guarantor has conducted such due diligence investigations concerning the Assets and the Mine as it has determined to be appropriate. Guarantor acknowledges that while Sellers have endeavored in good faith to make data, information and personnel available to Guarantor to assist it in the conduct of due diligence, Sellers make no representation or warranty that all data and information in Sellers' control or available to Sellers and pertaining to the Assets or the Mine has in fact been made available to Guarantor. Guarantor has not relied upon any written, electronic or oral information or statements concerning the operation of the Mine made or provided by Sellers or any of their respective officers, directors, consultants or employees, or any estimates or forecasts by Sellers concerning any mineral reserves or resources on the Real Property or concerning the nature, quantity or quality or costs of mining thereof, or upon any estimates of Sellers regarding the cost of remediation, reclamation or closure associated with the Assets or the Mine; and with respect to such matters and other matters concerning the Assets and the Mine which are not addressed by Sellers' representations and warranties in this Agreement, Guarantor has relied exclusively upon its due diligence investigation of the Real Property and the other Assets and the Mine, including the advice of its own experts or consultants as Guarantor has determined to be necessary or desirable in its sole discretion. Guarantor acknowledges that Sellers' records and files concerning the Assets and the Mine which have been made available for inspection by Guarantor contain evaluative and interpretive reports, studies and other material, and that Guarantor has not relied upon such reports, studies or other material in entering into this Agreement, but has undertaken such independent analysis and other due diligence inquiries concerning the Assets and the Mine as it has determined to be necessary or desirable in its sole discretion. Guarantor acknowledges and agrees that Sellers have provided copies of and access to the Asset Records without any representation or warranty as to the accuracy, reliability or completeness of the Asset Records, and Guarantor agrees that it shall rely on the same at its sole risk. Without limiting the foregoing in any way, Guarantor hereby agrees that it has waived and hereby waives as items that might cause a failure of any of Sellers' conditions precedent to Closing under Section 5.1 all of the matters identified by Buyer or Guarantor in correspondence from Buyer or

Guarantor to AngloGold (Jerritt Canyon) dated April 7, 2003, April 16, 2003 and April 22, 2003, respectively.

3.3.11 Financial Condition. Guarantor is, and immediately after giving effect to the transactions contemplated under this Agreement will be, able to pay its debts and obligations as they mature and come due.

3.3.12 Consideration Shares.

(a) Guarantor is a reporting issuer in British Columbia and Ontario and Guarantor is not in default of any of the requirements of the applicable provincial securities legislation and the rules, regulations, policies, notices and orders issued by the Governmental Authorities having jurisdiction ("Applicable Securities Laws") in British Columbia and Ontario.

(b) The common shares of Guarantor are listed and posted for trading on the Toronto Stock Exchange and, to the best of its knowledge, Guarantor is not in default of any of the listing requirements of the Toronto Stock Exchange.

(c) Upon their issuance, the Consideration Shares and the Reserved Shares will be validly issued and outstanding fully paid and non-assessable common shares of Guarantor, free and clear of all trading restrictions in Canada (except for the four-month hold period imposed by operation of the Applicable Securities Laws) and, except as may be created by Sellers, Encumbrances of any kind whatsoever.

(d) The Guarantor will be a Qualifying Issuer at the Closing.

(e) Guarantor has not violated any U.S. or Canadian federal, state or provincial securities laws in connection with the offer and sale of the Consideration Shares to Sellers at the Closing, and, assuming the truth of the representations set forth in Section 3.2.15 above, the offer and sale of the Consideration Shares under this Agreement do not require registration under any U.S. federal or state securities laws.

(f) The issuance of the Consideration Shares pursuant to this Agreement, assuming the truth of the representations set forth in Section 3.2.15 above, will be exempt from the prospectus and registration requirements of the Applicable Securities Laws.

ARTICLE IV
ADDITIONAL COVENANTS AND AGREEMENTS

4.1 Additional Covenants and Agreements of Buyer and Guarantor.

Buyer and Guarantor, jointly and severally, further covenant and agree that:

4.1.1 Transfer Approvals. Promptly after the Execution Date, Buyer agrees, in consultation with and approval from AngloGold (Jerritt Canyon), on behalf of Sellers, to contact the applicable Governmental Authorities and use its commercially reasonable efforts to

understand what information those Governmental Authorities will require in order to timely grant the transfer of the Permits from Sellers to Buyer or what information those Governmental Authorities will require Buyer to submit in order for Buyer to obtain replacement Permits for those Permits presently held by the Sellers that are not transferable (provided that in making such contacts Buyer shall comply with the provisions of the Confidentiality Agreement referred to in Section 11.3 and shall not represent in any way that it has acquired the Assets or the Mine). To the extent practicable, promptly after the Execution Date, but in any event not later than June 10, 2003, Buyer (i) will file with the appropriate Governmental Authorities all applications and other instruments of transfer for all of the Assets and the Permits which are subject to approval or other processing by such Governmental Authorities, including the posting and acceptance by the appropriate Governmental Authority or private party of whatever bonds or other surety are required in connection with such approval or other processing; (ii) will file with the appropriate Governmental Authorities all required notices of transfers of Permits or any of the other Assets; and (iii) will file with the appropriate Governmental Authorities all applications, instruments, or notices for all of the Assets for approval or other processing by such Governmental Authorities, including the posting and acceptance by the appropriate Governmental Authority or private party of whatever bonds or other surety are required in connection with such approval or other processing, as necessary to obtain replacement Permits for those Permits presently held by the Sellers that are not transferable (with those items referred to in sub-clauses (i), (ii), and (iii) above collectively referred to as the "Transfer Approvals"). Buyer will diligently pursue on a commercially reasonable efforts basis all Transfer Approvals necessary to complete transfer of such Assets and Permits from Sellers to Buyer or obtain Permits in Buyer's own name as of the Closing Date (provided that all such Transfer Approvals shall be contingent on the consummation of the Closing), and will keep Sellers apprised of the status of its efforts to secure such Transfer Approvals (provided that use of "commercially reasonable efforts" shall not require Buyer to undertake extraordinary or unreasonable measures to obtain such Transfer Approvals as of the Closing Date, such as the initiation or prosecution of legal proceedings or the payment of fees in excess of normal and usual filing and processing fees). All of the Transfer Approvals must be in place and effective as of the Closing Date, and Buyer shall have no right to conduct any activities under any Permit or Contract that has not been assigned, transferred or re-issued to Buyer. AngloGold (Jerritt Canyon) agrees that it will cooperate in good faith with Buyer and Guarantor in their efforts to obtain the Transfer Approvals, and use its good faith efforts to make the appropriate employees available to assist Buyer and Guarantor in that process.

4.1.2 Financing and Other Arrangements.

(a) Debt Financing. Buyer and Guarantor shall obtain, not later than 5:00 p.m. mountain time on June 16, 2003, a firm financial commitment from GE Structured Finance, Inc., or some other lending institution not materially less able than GE Structured Finance, Inc. to enable Buyer and Guarantor to consummate the transactions contemplated by this Agreement ("GE"), for a loan of not less than $20 million and not more than $25 million, the proceeds of which Buyer and Guarantor shall use to purchase the Assets (the "GE Senior Debt"), subject only to (i) the completion of the Westwind Offering described in Section 4.1.2(c) below; (ii) the Closing of this Agreement; (iii) completion of satisfactory loan documentation; and (iv) no Buyer Material Adverse Change occurring prior to the Closing. Sellers

acknowledge that Buyer and Guarantor may obtain additional debt financing to be secured by the Assets in an amount equal to or less than $30,000,000, less any amount outstanding under the GE Senior Debt (which, together with any refinancing of the GE Senior Debt is collectively referred to hereinafter as the "Additional Debt"); provided that in no event shall the aggregate amount of principal outstanding under the Additional Debt and the GE Senior Debt be permitted to exceed $30,000,000. The terms of any Additional Debt (including without limitation any refinancing of the GE Senior Debt) shall provide that any principal amount of such debt can only be repaid after Buyer and Guarantor have (a) met all of the payment obligations under the terms of the GE Senior Debt, and (b) paid all of the Production Payments under the Production Payment and Royalty Agreement. The terms of any Additional Debt may also provide, however, that in the event of any foreclosure proceedings resulting from a payment default under the Additional Debt (or a cross-default relating to a payment default under some other instrument of indebtedness which results in a default under the Additional Debt) the lender under the Additional Debt facility in question shall be entitled to the proceeds received therefrom prior to the payment of any remaining Production Payments. Neither the terms of the GE Senior Debt nor any Additional Debt shall, except to the extent Buyer and Guarantor are in default of any of the repayment provisions thereunder, (x) allow the lenders to prohibit any payments due to the Sellers under this Agreement or the Production Payment and Royalty Agreement, or (y) allow for cash sweeps or payments of excess cash flow to the lenders in priority to payments due to the Sellers under this Agreement or the Production Payment and Royalty Agreement.

(b) Shareholder and Regulatory Approval. Guarantor shall have received all of the required regulatory and shareholder approvals for the issuance of shares of Guarantor's stock necessary to complete the Westwind Offering and for the Closing of the transactions contemplated by this Agreement (including the approval of the Toronto Stock Exchange of the listing of the Consideration Shares on such Exchange), not later than 6:00 p.m. mountain time on June 16, 2003.

(c) Equity Offering. Guarantor shall close into escrow (subject only to the consummation of the Closing), not later than 6:00 p.m. mountain time on June 19, 2003, an offering and sale by Guarantor of not less than $15 million of units comprised of common share purchase warrants and common shares, in which Westwind Partners Inc. ("Westwind") will be the lead underwriter (the "Westwind Offering"). CC#21

(d) Replacement of Bonds. Not later than June 10, 2003, Buyer shall provide to the appropriate state and federal Governmental Authorities (the "Agencies") a firm undertaking (such firm undertaking to include submission of the final reclamation bond on forms approved by the Agencies) acceptable to the Agencies (subject only to the payment of required premiums by Buyer and the Closing) to post, effective as of the Closing Date, a reclamation bond (or other surety instrument acceptable to Sellers and the Agencies) in the total amount specified in Schedule 3.2.12, pursuant to a reclamation insurance policy with a limit of liability of $60,000,000, issued by a member company of the American International Group or any other insurance company acceptable to Sellers in their sole discretion and covering all of the existing reclamation and closure obligations pertaining to the Mine and the Assets and naming the Sellers as additional

insureds. Buyer and Guarantor agree to cooperate and work with American International Group or any other the surety/insurance company and the Agencies to ensure that the required reclamation bond or other surety instrument becomes effective simultaneous with the Closing, and to ensure the posting and acceptance by the Agencies of the required reclamation bond or other surety instrument as of the Closing Date, thereby allowing the complete, immediate and unrestricted release of the Bonds posted by the Sellers with the Agencies.

(e) Ongoing Covenant Regarding Payments. From and after the Closing Date, except for the GE Senior Debt, the Additional Debt (subject to the provisions of Section 4.1.2(a)), or the establishment by Guarantor of a working capital line of credit not to exceed $500,000, Buyer and Guarantor each agree that neither of them will enter into any agreement with any third party that creates any debt repayment or other obligations to make payments that (i) are or (ii) could become in the event of default by Buyer or Guarantor under any such agreement senior to or *pari passu* with Buyer's obligation to pay the Production Payments.

4.1.3 Notification of Certain Matters. Buyer and Guarantor agree to notify Sellers in writing promptly upon Buyer's or Guarantor's discovery of any information by Buyer or Guarantor prior to the Closing Date relating to the Assets or the Mine which constitute a breach of any representation, warranty or covenant of the Sellers contained herein.

4.1.4 Environmental Insurance. At the Closing, Buyer will provide to Sellers a pollution liability insurance policy issued by a member company of the American International Group or any other insurance company acceptable to Sellers in their sole discretion (the "Insurance Policy"), with all premiums fully paid by Buyer, that names each of the Sellers as second named insured parties, such Insurance Policy to be substantially in the form of Exhibit J attached hereto and incorporated herein by reference, with coverage in the amounts of (i) $10,000,000 for Pollution Conditions at or affecting the Assets and existing as of the Closing Date that result in Environmental Liabilities, such coverage to remain in place for a period of 20 years from and after the Closing Date, and (ii) $5,000,000 for Pollution Conditions at or affecting the Assets that arise after the Closing Date that result in Environmental Liabilities, such coverage to remain in place for a period of 5 years from and after the Closing Date. Any and all deductibles under the Insurance Policy based on claims made by Sellers shall be paid by Buyer. The Insurance Policy shall include all of the Coverages identified in the specimen policy attached as Exhibit J, except for Coverage J. The Insurance Policy shall also include such Endorsements removing Exclusions from the Insurance Policy as Sellers may request in their sole discretion. The Insurance Policy will expressly relieve the Sellers from any and all obligations or liabilities imposed on the Named Insured or Responsible Insured thereunder. Buyer agrees to promptly provide to Sellers copies of all reports, notices or other documents provided by the Buyer to the insurance company under the Insurance Policy, and to promptly provide to Sellers copies of all notices and all other correspondence received by Buyer from the insurance company in connection with the Insurance Policy. Buyer further agrees to timely and properly perform all obligations required of the Named Insured and the Responsible Insured under the Insurance Policy, and to conduct all its activities at the Mine and on the Real Property in accordance with all of the terms and conditions of the Insurance Policy. Buyer shall renew the Insurance Policy, or provide a mutually acceptable substitute, at least until the applicable

Governmental Authorities have agreed that the Mine has been successfully closed and reclaimed with the final release of posted surety. Any capitalized term used in this Section 4.1.4 which is not defined in this Agreement shall have the meaning ascribed to it in the specimen policy attached as Exhibit J.

4.2 Additional Covenants and Agreements of Sellers.

Sellers further covenant and agree that until the Closing:

4.2.1 Access to Information.

(a) Sellers shall afford Buyer access, during normal business hours and upon reasonable notice, to all of the Assets and to the Mine (upon reasonable advance notice, during regular business hours, and in accordance with Sellers' safety rules and regulations), to the Asset Records and the Retained Records, and to Sellers' personnel who are knowledgeable concerning the Assets and the Mine, and shall furnish to Buyer and its representatives such information regarding the Assets and the Mine as Buyer may reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Sellers.

(b) Buyer shall be entitled to attend all meetings of the Joint Venture's operating committee and to participate in the committee's discussions; provided, however, that subject to Section 4.2.2, such participation shall not entitle Buyer to any voting or comment rights with respect to the Joint Venture's operations at the Mine prior to Closing. Buyer shall be entitled to copies of the minutes of all such meetings. Those minutes, as well as any oral or written data or information provided to Buyer at any such meeting shall be kept confidential by Buyer in accordance with the terms of the Confidentiality Agreement referred to in Section 11.3. AngloGold (Jerritt Canyon), on behalf of Sellers, agrees to provide Buyer with reasonable advance notice of any such meeting.

(c) Sellers will comply in all material respects with all laws, ordinances, rules, regulation and orders, including Environmental Laws, applicable to the Mine, or Sellers' operation thereof.

(d) Sellers will use their commercially reasonable efforts to keep available the services of the present employees and agents of the Mine, as well as subcontractors, suppliers, customers, distributors and any other having business relations with the Mine.

4.2.2 Ordinary Course of Business. Except as otherwise contemplated by this Agreement, without the consent of Buyer, which consent shall not be unreasonably withheld, Sellers shall (a) not engage in any activity or enter into any transaction pertaining to the Assets or the operation of the Mine outside of the ordinary and usual course of its business, (b) not modify, terminate, renew, suspend or abrogate any interest in any material Real Property, Contract or Permit outside of the ordinary and usual course of business, and (c) not fail to maintain or cause to be maintained the Assets in substantially their existing condition and state

of repair, ordinary wear and tear excepted, and except for the disposition or consumption of Assets in the ordinary and usual course of business. Notwithstanding the foregoing, the parties agree that Sellers shall have no obligation to actually incur any expenditures contained in budgets or forecasts pertaining to operation of the Mine or maintenance of the Assets that may have been provided or made available to Buyer or Guarantor prior to the Closing Date.

4.2.3 Exhibits and Schedules. By its execution of this Agreement, Buyer acknowledges that the Exhibits and Schedules are in form and substance acceptable to Buyer. Sellers shall supplement the Exhibits and Schedules to this Agreement to reflect any material changes in conditions or facts that occur or are discovered during the period from the Execution Date until the Closing Date. For purposes of determining the satisfaction of any of the conditions to the obligations of Buyer set forth in Section 5.1.1 and the liability of Sellers following Closing for breaches of any of their respective representations and warranties under this Agreement, the Exhibits and Schedules shall be deemed to include only the information contained therein (or which could be reasonably concluded therefrom) on the Execution Date, or added to the Exhibits and Schedules by written amendments or supplements to this Agreement delivered no later than one Business Day prior to the Closing Date by Sellers and accepted in writing by Buyer; provided, however, that should Buyer proceed to close notwithstanding the Sellers' amendment or supplement to the Exhibits or Schedules, Buyer shall thereby waive any claim based on the subject matter of such amendment or supplement.

4.3 Joint Covenants and Agreements.

4.3.1 No Acts or Omissions. No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which, except as a result of the conduct of the party's business in the usual and ordinary course, would result in any representation or warranty herein contained of said party being untrue in any material respect if made on and as of the Closing Date.

4.3.2 Third Party Consents. Each party's sole responsibility with respect to obtaining Third Party Consents shall be to use commercially reasonable efforts to obtain all Third Party Consents required to permit the parties to consummate the transactions contemplated by this Agreement.

4.3.3 Conditions for Closing. Each party shall use commercially reasonable efforts to cause all conditions for the Closing to be met.

4.3.4 Notice of Condition. Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue in a material respect or which might reasonably be expected to interfere with the consummation of the transactions herein contemplated.

4.3.5 Publicity. During the period prior to the Closing, each party shall obtain the other party's consent before issuing any press release or otherwise making any public announcements with respect to this Agreement, and shall not issue any such press release or

make any such public announcement prior to obtaining such consent (which consent shall not be unreasonably withheld or delayed if such release or announcement in the announcing party's reasonable opinion is required pursuant to applicable state corporate laws, state or federal securities laws or stock exchange requirements).

4.3.6 Sellers' Employees.

(a) List of Employees. Set forth on Schedule 4.3.6(a) is a list of Mine Employees (as defined below) that will remain employees of AngloGold (Jerritt Canyon).

(b) Retention of Employees. AngloGold (Jerritt Canyon) will terminate the employment of all individuals who are employees of AngloGold (Jerritt Canyon) and located at the Mine, other than those employees identified pursuant to Section 4.3.6(a), effective immediately prior to Closing ("Mine Employees"). Prior to the Closing Date, Buyer shall offer continuity of employment to all Mine Employees (including those currently inactive due to short term disability or worker's compensation events) in equivalent positions at the Mine, at substantially the same salary or wage levels, for a reasonable period of time (but not less than 90 days) following the Closing. Buyer agrees that it will offer a benefits package to Mine Employees (including health benefits, dental and vision benefits, life and disability insurance, vacation, sick leave, and retirement benefits) substantially similar to and no less favorable in the aggregate than the AngloGold (Jerritt Canyon) benefits package that was provided to Mine Employees as of January 1, 2003. Continuity of employment for purposes of this Section 4.3.6 will require, among other things, that Buyer recognize all prior service with Sellers for purposes of determining eligibility, vesting and benefit accruals in applying any of Buyer's employment policies and benefit programs (including vacation benefits).

(c) Indemnification. Buyer and Guarantor will, jointly and severally, defend, indemnify and hold Sellers harmless from any and all Losses arising out of or related to Buyer's breach of its obligations under Section 4.3.6(b), and liabilities arising under the federal Worker Adjustment and Retraining Notification Act and any state law counterpart, with respect to any Mine Employee.

4.3.7 Insurance. The parties agree that no insurance policy maintained by the Sellers with respect to the Mine or the Real Property shall cover Buyer or its assets, properties, operations and liabilities after the Closing Date, and all benefits and coverage under each such insurance policy shall terminate on the Closing Date. Following the Closing Date, Buyer shall be responsible for obtaining and maintaining any and all insurance policies and coverages in respect of the Mine or the Assets and any liabilities associated therewith. The parties further agree that any and all refunds of premiums paid by Sellers prior to the Closing Date under any insurance maintained by Sellers shall be for the account of and maintained by Sellers.

4.3.8 Legends on Share Certificates. The certificates representing the Consideration Shares shall bear the following legends:

"UNLESS PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE

SECURITIES BEFORE [INSERT THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DISTRIBUTION DATE]."

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES *SECURITIES ACT OF 1933*, AS AMENDED, (THE "SECURITIES ACT") NOR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF ISSUER THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY PURSUANT TO EITHER AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Those legends, subject to then applicable law, may be removed by providing a declaration to the transfer agent and registrar for the shares that such legend is no longer required.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to Buyer's and Guarantor's Obligations to Close.

The obligations of Buyer and Guarantor to consummate the transactions contemplated hereby are subject to the fulfillment of all of the following conditions on or prior to the Closing Date, any one or more of which may be waived by Buyer and Guarantor in their sole discretion:

5.1.1 Sellers' Representations and Warranties. Each representation and warranty made by Sellers shall have been true in all material respects when made and shall be true in all material respects as if originally made on and as of the Closing Date; provided, however, that if any such representation or warranty fails to be true in all material respects and such failure does not have a Seller Material Adverse Effect, such failure shall not constitute a failure of a condition precedent to Buyer's and Guarantor's obligation to close.

5.1.2 Sellers' Performance of Obligations. All obligations of Sellers to be performed hereunder on or before the Closing Date (including, without limitation, all obligations which any Seller would be required to perform at the Closing to consummate the transactions contemplated hereby) shall have been performed in all material respects; provided, however, that if such a failure to perform in all material respects occurs and does not have a Seller Material Adverse Effect, such failure shall not constitute a failure of a condition precedent to Buyer's and Guarantor's obligation to close.

5.1.3 No Adverse Change. Between the Execution Date and the Closing Date, there shall not have occurred any Seller Material Adverse Effect that has not been cured in all material respects on or before the Closing Date.

5.1.4 Approvals, Authorizations, Consents. All approvals, authorizations and consents of any court, Governmental Authorities or third parties required to consummate the transactions contemplated hereby, (including the Third Party Consents and any necessary approvals from Guarantor's shareholders and the Toronto Stock Exchange) which, either

individually or in the aggregate, if not obtained, would have a material adverse effect on the Assets, shall have been obtained, and all of the Transfer Approvals shall have been obtained.

5.1.5 Receipt of Closing Documents. Buyer and Guarantor shall have received from the applicable Seller the Closing documents referred to in Section 6.2.

5.1.6 Absence of Litigation. There shall be no action, suit, investigation or proceeding pending by any Governmental Authority, against or affecting Buyer or Guarantor, or any of its properties or rights, before any court, arbitrator or administrative or governmental body that (i) seeks to restrain, enjoin, hinder or prevent the consummation of the transactions contemplated by this Agreement or (ii) challenges the validity or legality of the transactions contemplated by this Agreement or seeks to recover damages or to obtain other relief in connection with any such transactions.

5.2 Conditions Precedent to Sellers' Obligations to Close.

The obligations of Sellers to consummate the transactions contemplated hereby are subject to fulfillment of all of the following conditions on or prior to the Closing Date any one or more of which may be waived by AngloGold (Jerritt Canyon), on behalf of the Sellers, in its sole discretion:

5.2.1 Representations and Warranties. Each and every representation and warranty made by each of Buyer and Guarantor shall have been true in all material respects when made and shall be true in all material respects as if originally made on and as of the Closing Date.

5.2.2 Performance of Obligations. All obligations of Buyer and Guarantor to be performed hereunder on or before the Closing Date (including, without limitation, all obligations which Buyer or Guarantor would be required to perform at the Closing to consummate the transactions contemplated hereby) shall have been performed in all material respects.

5.2.3 Approvals, Authorizations, Consents. All approvals, authorizations and consents of any court, Governmental Authorities or third parties required to consummate the transactions contemplated hereby, (including the Third Party Consents and any necessary approvals from Guarantor's shareholders and the Toronto Stock Exchange) which, either individually or in the aggregate, if not obtained, would have a material adverse effect on the Assets, shall have been obtained, and all of the Transfer Approvals shall have been obtained.

5.2.4 Sellers' Receipt of Closing Documents. Sellers shall have received from Buyer and Guarantor the Closing documents referred to in Section 6.2.

5.2.5 Absence of Litigation. There shall be no action, suit, investigation or proceeding pending by any Governmental Authority, against or affecting any Seller, or any of its properties or rights, before any court, arbitrator or administrative or governmental body that (i) seeks to restrain, enjoin, hinder or prevent the consummation of the transactions contemplated by this Agreement or (ii) challenges the validity or legality of the transactions contemplated by

this Agreement or seeks to recover damages or to obtain other relief in connection with any such transactions.

5.2.6 Bonds. In accordance with the provisions of Section 7.8.1, Buyer shall have made arrangements for issuance and posting of bonds or other surety instruments for replacement of the Bonds effective as of the Closing Date which are satisfactory to AngloGold (Jerritt Canyon), on behalf of the Sellers, in its sole discretion, and which will have been as of the Closing Date accepted by the beneficiaries of the Bonds, and Buyer shall have provided Sellers with evidence thereof satisfactory to AngloGold (Jerritt Canyon), on behalf of the Sellers, in its sole discretion.

ARTICLE VI
CLOSING

6.1 Closing Date.

The parties shall use their good faith efforts to assure that consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m., local time, on June 25, 2003 (the "Closing Date"). The Closing shall be effected at the offices of Davis Graham & Stubbs, LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado, or such other place as the parties hereto shall mutually agree.

6.2 Deliveries at Closing.

6.2.1 Buyer's Execution and Delivery of Documents and Payment. At the Closing, Buyer shall deliver or execute and deliver, as the case may be, to Sellers, as applicable, all of the following:

(a) the Purchase Price;

(b) the Production Payment and Royalty Agreement;

(c) the Assumption Agreement;

(d) evidence reasonably satisfactory to Sellers of Buyer's compliance with Section 5.2.6;

(e) the Buyer Performance Bond;

(f) the Special Warranty Deed;

(g) the Assignment of Leases and Agreements;

(h) the Bill of Sale;

(i) a certificate of due incorporation and good standing of Buyer executed by the Secretary of State of Delaware;

(j) a certificate executed by the President or a Vice President of Buyer, certifying to Sellers that Buyer's representations and warranties set forth in Article III are true and correct upon the Closing Date as though made upon such date, and that Buyer has performed all of its covenants and agreements hereunder;

(k) a certificate executed by an authorized officer of each lending institution or any other third party to the GE Senior Debt or any Additional Debt entered into on or prior to the Closing Date, acknowledging the validity and existence of Buyer's obligations under the Production Payment and Royalty Agreement, and agreeing that so long as Buyer is not in default of any payment or repayment obligations under the GE Debt facility or any Additional Debt facility with any such lending institution or third party, it will not object to or attempt to prohibit Buyer's payment of any of the Production Payment;

(l) the Insurance Policy;

(m) all of the Transfer Approvals;

(n) the New Oxygen Plant Note;

(o) the Sublicense of Technology Agreements referred to in Section 3.2.19;

(p) the Transition Services Agreement, if applicable; and

(q) all other documents reasonably required to consummate the transactions contemplated by this Agreement.

6.2.2 Sellers' Execution and Delivery of Documents and Certificates. At the Closing, the applicable Seller shall deliver or execute and deliver, as the case may be, to Buyer or Guarantor all of the following:

(a) the Special Warranty Deed;

(b) the Assignment and Quitclaim;

(c) the Assignment of Leases and Agreements;

(d) the Bill of Sale;

(e) the Assumption Agreement;

(f) the title certificates for the titled vehicles included in the Equipment and Supplies, duly executed by the appropriate Seller;

(g) a certificate of due incorporation and good standing of each of the Joint Venture Parties issued by the Secretary of State of each Joint Venture Party's state of incorporation;

(h) a certificate executed by the President or a Vice President of each Seller (and by AngloGold (Jerritt Canyon) on behalf of the Joint Venture), certifying to Buyer that such Seller's representations and warranties set forth in Article III are true and correct upon the Closing Date as though made upon such date, and that such Seller has performed all of its covenants and agreements hereunder;

(i) a receipt for the stock certificates evidencing the delivery of the Consideration Shares;

(j) custody of the Asset Records;

(k) the Sublicense of Technology Agreements referred to in Section 3.2.19;

(l) certificates, as may be reasonably requested by Guarantor in order to comply with Applicable Securities Laws, evidencing the status of each of AngloGold (Jerritt Canyon) and Meridian as "accredited investors" (under Canadian law) as that term is used in Section 3.2.15;

(m) the Transition Services Agreement, if applicable; and

(n) all other documents reasonably required to consummate the transactions contemplated by this Agreement.

6.2.3 Guarantor's Execution and Delivery of Documents and Certificates. At the Closing, the Guarantor shall deliver or execute and deliver, as the case may be, to Sellers all of the following:

(a) certificates representing the number of Consideration Shares registered in the names of and to be issued to AngloGold (Jerritt Canyon) (22,400,000 shares) and Meridian (9,600,000 shares), respectively;

(b) a certificate of due incorporation and good standing of Guarantor issued by the Registrar of Companies of the Yukon Territory;

(c) a certificate executed by the President or a Vice President of Guarantor, certifying to Sellers that Guarantor's representations and warranties set forth in Article III are true and correct upon the Closing Date as though made upon such date, and that Guarantor has performed all of its covenants and agreements hereunder; and

(d) all other documents reasonably required to consummate the transactions contemplated by this Agreement.

6.3 Simultaneous Closing.

All actions taken at the Closing are to be part of a simultaneous transaction, and no action is to be considered completed until all actions necessary to be completed at the Closing have been completed.

ARTICLE VII
POST-CLOSING AGREEMENTS AND OTHER MATTERS

7.1 Post-Closing Agreements.

In addition to any other provision of this Agreement which remains in effect after the Closing Date, from and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article.

7.2 Inspection of Records.

Sellers and Buyer shall each maintain and make their respective books and records (including the Asset Records) with respect to the Assets available for inspection by the other party, or by their duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a period equal to any statutorily determined record retention period (but in no event less than three years after the Closing) with respect to the Assets and all transactions concerning the Assets occurring prior to the Closing, and all employees employed at the Mine by AngloGold (Jerritt Canyon) at any time prior to the Closing. As used in this Section 7.2, the right of inspection includes the right to make extracts or copies at the expense of the party requesting such extracts or copies.

7.3 Mutual Assistance.

The parties shall cooperate with each other, and make available the reasonable assistance of their employees to each other, with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing which are not subject to the indemnification provisions contained in Article VIII, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable costs and expenses of furnishing such cooperation.

7.4 Further Assurances.

The parties shall execute such further documents, and perform such further acts, as may be necessary to effect the transactions contemplated hereby, on the terms herein contained and otherwise to comply with the terms of this Agreement and all other instruments delivered pursuant hereto.

7.5 Proration of Taxes, Etc.

All real and personal property Taxes (excluding income taxes and net proceeds of mines taxes), and all rental, advance minimum royalty or other periodic payments due under any of the Private Leases and Agreements, Private Grazing Leases, and Private Easements and Rights of Way, which pertain to periods of time before and/or after the Closing Date, or which were prepaid prior to the Closing Date, will be prorated between Buyer and Sellers as of the Closing Date, regardless of the date upon any such Tax, rental or other payment is paid. The party making any such payment will promptly notify the other party thereof, specifying the amount and nature of such payment and the period of time with respect to which such Tax or rental or other payment relates. Such Tax or other payment will be allocated between the parties in the

proportions that the time within the period to which such payment relates which is prior to the Closing Date bears to the time within the period to which such payment relates is on or after the Closing Date. Based on such proration, the party receiving notice of any such payment will promptly reimburse the party making the payment for its proportionate share thereof.

7.6 Responsibility for Services to the Mine.

All charges for water, electricity, natural gas, telephone, sewer, trash disposal and other recurring services provided to the Mine which relate to such services provided prior to the Closing Date will be for the account of Sellers, and all charges for such services provided on and after the Closing Date will be for the account of Buyer, regardless of the date on which the invoice or other statement for such services is rendered.

7.7 General Post-Closing Access to the Assets.

In addition to the other provisions hereof granting to Sellers access to the Mine after the Closing Date for certain specified purposes, the parties agree that upon reasonable prior notice to Buyer, and at Sellers' sole risk and expense, Sellers will be given reasonable access to the Mine and to the Assets as necessary to enable Sellers to carry out or respond to reporting requirements of Governmental Authorities, removal of Excluded Assets from the Mine, ongoing tax and accounting functions and obligations, and other activities of Sellers with respect to the sale of the Assets and the winding down of Sellers' responsibilities with respect thereto. All such activities of the applicable Seller will be conducted in a manner which complies with Buyer's safety and operating procedures and in a manner which will not interfere unreasonably with the activities of Buyer. To the extent any of the Excluded Assets are personal property (as designated on Exhibit C), AngloGold (Jerritt Canyon), on behalf of Sellers, will remove those Excluded Assets from the Real Property not later than one year after the Closing Date.

7.8 Surety Bonds.

7.8.1 Replacement of Bonds. As set forth in Section 5.2.6, as of the Closing, Buyer shall have posted replacement bonds or other surety arrangements in respect of each of the Bonds, and the appropriate Governmental Authorities shall have accepted the same and authorized the release of the Bonds. From and after the Closing, Sellers shall take all such steps as may be necessary to obtain the complete, immediate and unconditional release from the appropriate Governmental Authorities of the Bonds. Buyer shall have no authority or right to operate the Mine under the Bonds.

7.8.2 Refund of Premiums. Buyer agrees to reimburse Sellers for all reclamation bond and liability and other insurance premiums pertaining to the Mine and paid by Sellers during calendar year 2003, less any amounts reimbursed to Sellers by the surety or insurance companies. Buyer's reimbursement obligation under this Section 7.8.2 shall not exceed a maximum reimbursement amount of $150,000. That amount shall be payable in six equal monthly installments due on the last day of each month, with the first such payment due on July 31, 2003, and the final payment due not later than December 31, 2003.

7.8.3 Cooperation for Replacement of Bonds. Following the Execution Date, the parties shall cooperate for the purpose of giving effect to the replacement of the Bonds and

the full and complete release of Sellers' liabilities with respect thereto. In furtherance thereof, each party hereto shall (a) prepare and submit such documents and applications and provide such information (including financial information) to financial institutions and insurance companies as shall be necessary or appropriate, and (b) cooperate with such reasonable requests of the beneficiaries of all letters of credit and surety bonds required to be replaced hereunder.

7.9 Transition Services Agreement.

If requested by Buyer, AngloGold (Jerritt Canyon) will negotiate in good faith with Buyer a Transition Services Agreement substantially in the form of Exhibit L attached hereto, to be executed as of the Closing Date. The parties agree that AngloGold (Jerritt Canyon) or its successor in interest shall not be obligated to provide any transition services unless and until a mutually agreeable Transition Services Agreement is executed and delivered by the parties.

7.10 Recording of Documents.

Buyer agrees that promptly after the Closing it will record in the official records of Elko County, Nevada, at its sole expense, the Special Warranty Deed, the Assignment of Leases and Agreements, and a short form of the Production Payment and Royalty Agreement. Buyer also agrees that each of those documents will be recorded before the recording of (a) any deeds of trust, security agreements, U.C.C. financing statements or other security agreements, or (b) any other agreements creating any royalty interest in or other Encumbrance pertaining to the Real Property, that Buyer may have entered into with any third party providing funding for Buyer's purchase of the Assets or operation of the Mine.

7.11 Cooperation on Tax Issues.

After the Closing, Guarantor agrees to (a) promptly provide Sellers with information reasonably requested by Sellers from time to time with respect to whether Guarantor qualifies as a "passive foreign investment company" ("PFIC") or a "controlled foreign corporation" for U.S. federal income tax purposes (b) cooperate in making and maintaining a qualified electing fund election at the request of any of the Sellers should Guarantor become a PFIC, and (c) promptly provide financial information concerning Guarantor that may be reasonably requested from time to time by Sellers to allow them to prepare U.S. federal income tax returns with respect to their ownership of the Consideration Shares.

ARTICLE VIII
INDEMNIFICATION

8.1 Survival of Representations, Etc.

The Sellers, Buyer and Guarantor agree that the representations, warranties, covenants and agreements of the parties set forth in this Agreement, or in any writing delivered by the parties in connection with this Agreement, and the indemnification provided for in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

8.2 Sellers' Indemnity.

The Joint Venture Parties (referred to as the "Seller Indemnifying Parties" in this Article VIII) shall individually and not jointly and severally defend, indemnify and hold the Buyer harmless from and against all Losses that the Buyer may suffer, sustain or become subject to by reason of or arising out of (i) any breach of any covenant or agreement of Sellers contained in this Agreement to be performed prior to Closing, (ii) any inaccuracy in any representation or warranty of Sellers contained in this Agreement, or any other agreement or instrument executed by Sellers pursuant to this Agreement, and (iii) any breach of any covenant or agreement of Sellers contained in this Agreement to be performed on or after the Closing, or with respect to the Retained Liabilities. All of the foregoing are hereinafter collectively referred to as "Buyer's Claims." The Seller Indemnifying Parties' responsibilities hereunder shall be apportioned 70% to AngloGold (Jerritt Canyon) and AngloGold Mineral, jointly, and 30% to Meridian, except for any Losses arising out of a breach of a representation or warranty by AngloGold (Jerritt Canyon) or AngloGold Mineral, on the one hand, or by Meridian, on the other, which shall be borne 100% by the breaching party.

8.3 Buyer Indemnity.

The Buyer and Guarantor shall jointly and severally defend, indemnify and hold the Sellers harmless from and against all Losses that any Seller may suffer, sustain or become subject to by reason of or arising out of (i) any breach of any covenant or agreement of Buyer or Guarantor contained in this Agreement to be performed prior to Closing, (ii) any inaccuracy in any representation or warranty of Buyer or Guarantor contained in this Agreement, or any other agreement or instrument executed by Buyer or Guarantor pursuant to this Agreement, (iii) any breach of any covenant or agreement of Buyer or Guarantor contained in this Agreement to be performed on or after the Closing, or with respect to the Assumed Liabilities (including Environmental Liabilities pertaining to the Assets and the Mine other than any Environmental Liabilities the existence of which would constitute a breach of Sellers' representations and warranties set forth in Section 3.2.13). All of the foregoing are hereinafter collectively referred to as "Sellers' Claims." The indemnification obligations of Buyer and Guarantor in this Agreement shall remain in full force and effect and applicable even where any Sellers' Claims may be covered by the Insurance Policy or the Buyer Performance Bond, and notwithstanding the fact that Sellers may have availed themselves of any other remedy available under this Agreement.

8.4 Limitation on Claims.

Neither Party shall be entitled to make either a Buyer's Claim or Sellers' Claim (each of which may be referred to as a "Claim" or "Claims" in the remainder of this Article VIII) under Section 8.2(i) and 8.2(ii), or Section 8.3(i) and 8.3(ii), as applicable, unless and until the aggregate value of all of Buyer's, on the one hand, or Sellers', on the other, Claims exceeds $100,000. Further, Buyer shall be entitled to compensation for any Buyer's Claims arising under Sections 8.2(i) and (ii) and the Sellers shall be entitled to compensation for any Sellers' Claims arising under Sections 8.3(i) and (ii) only (i) for that amount of that Party's Claims (in the case of Sellers, all of the individual Seller's Claims in the aggregate) that is in excess of $100,000; (ii) for that amount of Claims in the aggregate that is less than or equal to ten percent of the cash

portion of the Purchase Price paid at Closing; and (iii) for which Notice of Claim was served upon the Sellers within twelve months of the Closing Date. None of the limitations on Claims set forth in this Section 8.4 will apply to Claims arising under Sections 8.2(iii) or 8.3(iii).

8.5 Claims Procedure.

(a) In the event that any Claim or demand for which any Party would be liable to an Indemnified Party under this Agreement is asserted against or sought to be collected by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand, specifying the nature of such Claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim or demand) (the "Claim Notice"). The Indemnifying Party shall have ten days from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party hereunder with respect to such claim or demand, and (ii) if it does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, however, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests; provided further, that the Indemnified Party shall use its reasonable efforts to provide the Indemnifying Party with notice of any such filing and an opportunity to comment thereon. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend against such claim or demand, then except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion as the Indemnifying Party deems necessary or advisable. If an Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.

(b) In the event that an Indemnified Party should have a claim against the Indemnifying Party under this Agreement that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

(c) Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and an Indemnified Party has reasonable grounds to believe that such a claim or demand will be made.

8.6 Arbitration Procedure.

(a) If a Claim has not been resolved between the parties within the Notice Period, then the Claim shall be settled by final and binding arbitration conducted expeditiously in accordance with the AAA Commercial Arbitration Rules, the Optional Procedures for Large, Complex Commercial Disputes, and the Optional Rules for Emergency Measures of Protection (the "Rules"). In the event of a conflict between this Section 8.6 and the Rules, this Section 8.6 shall govern. The attorney-client and work product privileges will be honored in the arbitration as though the case was being determined in a Colorado court.

(b) The arbitration shall be conducted before three independent and impartial arbitrators, none of whom shall be appointed by any party. Rather, the arbitrators will be selected by AAA from the Large Complex Commercial Dispute Panel pursuant to Rule R-13 and shall possess an expertise in the subject matter of the Claim. The Buyer and the Sellers may elect by written agreement to conduct any arbitration before a single arbitrator.

(c) The arbitration and the parties' rights of appeal shall be governed by the Colorado Uniform Arbitration Act, Colo. Rev. Stat. §§ 13-22-201 to -223, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. The place of arbitration shall be Denver, Colorado. The arbitrators shall determine the merit of the Claim and render their final award in accordance with the substantive law of the State of Colorado exclusive of its conflict of law rules. The limitations on any actions will be determined under Colorado law.

(d) The arbitrators shall permit and facilitate such discovery as they determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Such discovery may include prehearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a demonstrated need for such depositions. The arbitrators may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(e) The following rules shall apply to the arbitration hearing:

(i) Time limitations and schedules. The proceedings shall be conducted in an expeditious manner and, to the extent possible, with the goal of having the final award rendered within three months after the selection of the arbitrators has been completed. The panel is empowered to impose time limitations it considers reasonable for each phase of the proceeding.

(ii) Management of proceedings. The arbitrators shall actively manage the proceedings as they deem best so as to make the proceedings fair, expeditious, economical, and less burdensome than litigation. To provide for speed and efficiency, the arbitrators may:

(1) Limit issues so as to focus on the core of the Claim;

(2) Limit the time allotted to each party for presentation of its case and any rebuttal; and,

(3) Exclude testimony and other evidence he deems irrelevant or cumulative.

(f) The arbitrators shall have authority to award any remedy or relief that a court of the State of Colorado could order or grant. In making monetary awards, the arbitrators are empowered to award only compensatory damages. Each party hereby irrevocably waives any damages in excess of compensatory damages, including a waiver of any punitive or multiple damages. The arbitrators may, in their discretion, grant pre-award interest, and if so, such interest may be at commercial rates during the relevant periods. The arbitrators may, in the course of proceedings, order any provisional remedy or conservatory measure, including but not limited to attachment, specific performance, preliminary injunction or the deposit of specified security, which they consider to be necessary, just and equitable. The failure of a party to comply with such an interim order, after due notice and opportunity to cure such noncompliance, may be treated by the arbitrators as a default and all or some of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such party, or the arbitrators may award such lesser sanctions as they deem appropriate. A request for interim or provisional relief to a court shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement.

(g) Prior to rendering their final award, the arbitrators shall submit to the Buyer and the Sellers an unsigned draft of the proposed award (exclusive of any award of costs and attorneys fees) and each party within three Business Days after receipt of such draft award, may serve on the other parties to the arbitration and file with the arbitrators: (a) a written statement outlining any claimed errors of fact, law computation or otherwise; and (b) a certification by the party's counsel of the costs and attorneys' fees directly expended in the arbitration. Within three Business Days after receipt of the written statement of each party to the arbitration, the arbitrators shall render their final award. The award shall briefly state the reasoning on which it rests.

(h) In the final award, the arbitrators are authorized and encouraged to award, as the arbitrators deem fair and just, to the party deemed by the arbitrators to be the prevailing party, that party's costs and attorneys' fees provided that such award of costs and fees may not exceed the amount of costs and fees incurred by the losing party in the arbitration.

(i) All deadlines specified in this Section 8.6 may be extended by mutual written agreement of the Buyer and the Sellers.

(j) Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Claim.

(k) The procedures specified in this Section 8.6 will be the sole and exclusive procedures for the resolution of disputes and Claims between the parties arising out of or relating to this Agreement; provided, however, that, prior to the appointment of the arbitrators, a party may seek a preliminary injunction or other preliminary judicial relief in the courts of the State of Colorado if in the judgment of that party such action is necessary to avoid irreparable damage or to preserve the status quo. Despite the initiation of any such judicial proceedings, the parties will continue to participate in good faith in the procedures specified in this Section 8.6.

8.7 Knowledge of Buyer.

The Buyer shall not be entitled to recover in respect of any Claims in connection with any matter which was disclosed by the Sellers, or of which Buyer, its officers, directors, employees or agents, had actual knowledge or reasonably should have had knowledge by exercise of reasonable diligence at or prior to the Closing.

8.8 Coverage of Indemnities.

Rights of indemnity (or rights to be held harmless) created in this Agreement stated as in favor of Buyer shall also be in favor of the officers, directors and employees of Buyer and its Affiliates. Rights of indemnity (or rights to be held harmless) created in this Agreement or in the Assumption Agreement stated as in favor of any Seller shall also be in favor of the officers, directors and employees of such Seller and its Affiliates.

8.9 Indemnification as Exclusive Remedy.

The indemnification and arbitration provisions set forth in this Article XIII shall be the sole remedy available to Sellers on the one hand, and Buyer on the other, for any Claim arising out of or related to this Agreement, except (i) to the limited extent provided to the contrary in Section 8.6(k) or Article X, (ii) for the remedy of specific performance, (iii) in the event of fraud, and (iv) that nothing in this Section 8.9 shall be deemed to limit Sellers' rights or remedies under Sections 2.5, 4.1.4, 7.8, or Article X of this Agreement.

ARTICLE IX
TERMINATION

9.1 Termination.

This Agreement may be terminated at any time prior to the Closing:

9.1.1 Mutual Consent. Upon the mutual written consent of Sellers and Buyer;

9.1.2 Litigation. By Sellers at their election or Buyer at its election if an injunction or other order shall have been issued by a Governmental Authority or proceedings or litigation shall be pending or threatened in writing by any Governmental Authority or any other third party, which restrains or seeks to restrain or otherwise would make unlawful the consummation of the transactions contemplated by this Agreement;

9.1.3 Conditions to Buyer's Obligations Not Met. By Buyer at its election if any of the conditions provided in Section 5.1 shall not have been satisfied, complied with or performed in any material respect on or before June 25, 2003, and Buyer shall not have waived in writing such failure of satisfaction, non-compliance or non-performance; or

9.1.4 Conditions to Sellers' Obligations Not Met. By Sellers at their election if any of the conditions provided (a) in Sections 4.1.2(a)-(d) shall not have been satisfied, complied with or performed by the respective deadlines referred to in those Sections, or (b) in Section 5.2 shall not have been satisfied, complied with or performed in any material respect on or before June 25, 2003, and Sellers have not waived in writing such failure of satisfaction, non-compliance or non-performance.

9.2 Effect of Termination.

Termination of this Agreement by a party pursuant to this Article IX shall not of itself result in any liability on such party or its respective representatives, directors, officers, shareholders or agents. In the event of termination of this Agreement, the proposed transactions contemplated hereunder shall terminate and each party hereto shall have no further obligation or liability hereunder except as set forth in the remainder of this Section 9.2. Simultaneous with the execution of this Agreement, Guarantor shall reserve for issuance to Sellers 1,700,000 common shares of Guarantor (the "Reserved Shares"). If this Agreement is terminated and the Closing is not consummated as the result of (i) a failure of any of the conditions precedent set forth in Sections 5.2.1, 5.2.2, 5.2.4 or 5.2.6, or (ii) a failure of any of the conditions set forth in Sections 4.1.2(a)-(d), then upon such termination Guarantor shall be obligated to promptly issue and deliver the Reserved Shares to Sellers, free of all restrictions on trading in Canada other than a four-month statutory "hold period" (which the parties agree is reasonable compensation to the Sellers for liquidated damages and not a penalty), which obligation shall survive the termination of this Agreement. If this Agreement is terminated and the Closing is not consummated as the result of a failure of any of the conditions precedent set forth in Sections 5.1.1, 5.1.2, or 5.1.5, then Guarantor may retain the Reserved Shares (which the parties agree is reasonable compensation to the Buyer and the Guarantor for liquidated damages and not a penalty), which obligation shall survive the termination of this Agreement. If all of the parties have performed all of their obligations under this Agreement (other than the delivery of documents at the Closing pursuant to Section 6.2) and all of the parties' conditions precedent to the Closing under this Agreement have been fulfilled, and Sellers nevertheless refuse to proceed with the Closing, the Initial Payment shall be refunded by Sellers to Buyer (which such refund of the Initial Payment the parties agree is reasonable compensation to Buyer and Guarantor for liquidated damages and not a penalty), and the Sellers shall have no right to the Reserved Shares. The right to receive liquidated damages as set forth above shall be each party's sole and exclusive remedy in the event of termination of this Agreement or any party's failure to complete the transactions contemplated hereunder, and each party acknowledges the sufficiency of such liquidated damages as a sole remedy and expressly waives any other right or remedy (or any other measure of damages) available at law or in equity, and whether based on contract, tort or any other legal theory, in connection with such termination or failure to complete the transactions contemplated hereunder. The parties agree that the limitations set forth in Section 8.4(i) will not apply to any Claim by either party pertaining to collection of the break-up fee.

ARTICLE X
GUARANTEE OF BUYER'S OBLIGATIONS

10.1 Guarantee of Performance.

In addition to all of its own obligations and liabilities under this Agreement, Guarantor unconditionally, absolutely and irrevocably guarantees that Buyer shall perform all of its obligations under the Agreement and all other obligations under any of the Related Agreements, including without limitation all indemnification obligations, it being the express intent of Guarantor that in the event of a default by Buyer in the performance of any of its obligations under the Agreement or any of the Related Agreements (collectively, "Guaranteed Obligations"), Guarantor shall succeed to and be substituted for Buyer with the same force and effect as if it had been named in the Agreement or any Related Agreement as the Buyer thereunder, and Guarantor shall complete and perform such obligations. Guarantor further agrees to pay all reasonable costs and expenses, including, without limitation, all court costs and reasonable attorneys' fees and expenses, paid or incurred by Sellers in endeavoring to enforce all or any part of the Guaranteed Obligations, against Guarantor or Buyer. The guaranties of Guarantor hereunder shall be direct, immediate and primary, and shall be of payment and performance and not of collection.

10.2 Waivers.

Guarantor hereby waives diligence, presentment, demands for performance, notices of nonperformance, protests, notices of protests, notices of dishonor and notices of acceptance of the guaranty set forth in this Article X. Guarantor also waives any defense arising by reason of any disability, lack of corporate authority or power, or any other defense available to Buyer or to Guarantor pertaining to any of the Guaranteed Obligations. Upon the failure by Buyer to promptly perform or pay the Guaranteed Obligations when due, Sellers may proceed directly and at once, without notice, against Guarantor to collect and recover the full amount of any portion of the Guaranteed Obligations due and payable, or to enforce other obligations of Buyer under the Agreement, without first proceeding against Buyer.

10.3 Actions by Sellers.

Sellers are hereby authorized, without notice or demand and without affecting or impairing the obligations or liability of Guarantor hereunder, to, from time to time, waive or excuse a default or defaults by Buyer, extend or otherwise change by amendment or otherwise the time for payment of, or other terms relating to, the Guaranteed Obligations.

10.4 Sellers' Rights.

The Guarantor authorizes the Sellers, without notice or demand and without affecting the Guarantor's liability hereunder, to (i) take and hold security for the payment of this Guaranty and/or any or all of the Guaranteed Obligations, and exchange, enforce, waive and release any such security; (ii) apply such security and direct the order or manner of sale thereof as Sellers in their discretion may determine; and (iii) obtain a guaranty of any of the Guaranteed Obligations from any one or more persons, corporations or entities whomsoever and at any time or times to enforce, waive, rearrange, modify, limit or release such other persons, corporations or entities

from their obligations under such guaranties. Nothing in this Section 10.4 shall be deemed to require any officer or director of Buyer or Guarantor to accede to a demand from Sellers for personal security on Buyer's or Guarantor's obligations.

10.5 Assignability.

The obligations of Guarantor under this Agreement may not be assigned by Guarantor without the prior written consent of Sellers, which consent shall not be unreasonably withheld. All of the terms and conditions of this Agreement, including the obligations of the Guarantor set forth in this Article X, shall be fully binding on the Guarantor's permitted successors and assigns.

ARTICLE XI
MISCELLANEOUS

11.1 Agreements Concerning Sellers' Names.

As soon as practicable after the Closing but in no event later than 30 days after the Closing, Buyer shall remove or cause to be removed the names, marks and identifications heretofore used by the Sellers and all variations and derivatives thereof and logos relating thereto from the Assets to the extent they include the word "AngloGold," "Meridian" or any other name, trade name or trademark included in the Excluded Assets. At no time shall Buyer utilize any of the foregoing names or any other trade name or trademark included in the Excluded Assets in connection with its ownership and operation of the Mine or the Assets, in marketing production therefrom, or otherwise.

11.2 Cooperation.

Sellers and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered in connection herewith or required by law.

11.3 Entire Agreement.

This Agreement, the Confidentiality Agreement among AngloGold (Jerritt Canyon), AngloGold Mineral, Meridian and Guarantor dated November 3, 2002, as amended, which is binding on the parties to the extent not inconsistent with the terms and conditions of this Agreement, and each instrument and agreement delivered by one party to another party at Closing, constitute the entire agreement between the parties and supersede any and all other prior or contemporaneous understandings, negotiations or agreements between the parties relating to the transactions contemplated hereby, and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives and permitted successors and assigns. Each Exhibit and Schedule to this Agreement shall be considered incorporated into this Agreement.

11.4 Amendments.

Any amendment, supplement, variation, alteration or modification to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

11.5 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any other jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each party hereby waives any law which renders any provision hereof prohibited or unenforceable in any respect.

11.6 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall be deemed to constitute one and the same instrument.

11.7 No Waiver.

The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or to waive any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

11.8 Assignment.

This Agreement and all the rights and obligations granted hereby will bind and inure to the benefit of the parties hereto and their respective successors and assigns, it being expressly agreed that except as permitted by the second sentence below and through the Closing Date, this Agreement shall not be assigned by operation of law or otherwise nor shall any rights or obligations arising hereunder be transferred by one party without the prior written consent of the other party, which such consent may be withheld in the sole discretion of the other party. Thereafter, neither party may transfer its interest in this Agreement or the rights and obligations arising hereunder to any third party without the consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the rights and obligations of any Seller hereunder may be transferred to another Person which is the successor to such Seller by reason of the merger, consolidation, amalgamation or other corporate reorganization of such Seller, or in connection with the sale of substantially all of the assets of such Seller. Any assignment or conveyance by Buyer of any interest in the Assets, the Mine or this Agreement shall be effective only when the assignee or grantee agrees in writing to be bound by all of the terms and

conditions of this Agreement, to the extent they remain in effect. Any attempted assignment by Buyer of any interest in this Agreement or conveyance of any interest in the Assets or the Mine which does not conform to the foregoing requirements will be void and ineffective.

11.9 Fees, Costs and Expenses.

Except as otherwise provided herein, each of Buyer, on the one hand, and Sellers, on the other hand, shall be responsible for its own fees, costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Buyer will bear all expenses of obtaining the Transfer Approvals, and of filing or recording all instruments transferring the Assets to Buyer, and transfer taxes, if any, associated therewith.

11.10 Third Party Beneficiaries.

Except as otherwise specifically set forth in this Agreement, nothing in this Agreement is intended to create, nor shall anything in this Agreement be intended to create, nor shall anything in the Agreement be deemed to create or have created, any third party beneficiary rights, other than the indemnification provided in Article VIII for Buyer's and Sellers' officers, directors and employees.

11.11 Construction.

In this Agreement, unless the context otherwise indicates: (a) references to any party to this Agreement shall include the successors and permitted assigns of that party; and (b) references to this Agreement shall be construed as references to this Agreement or that provision of or to any specified provision thereof.

11.12 Table of Contents and Headings.

The table of contents and descriptive section headings contained in this Agreement are convenience of reference only and shall not control or effect the meaning or construction of any provision of this Agreement.

11.13 Notices.

Except as otherwise provided in this Agreement, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or sent by registered or certified-mail, return receipt requested, postage prepaid, or by overnight mail or courier, or delivery service or by facsimile and confirmed by facsimile answer back, addressed as follows:

(a) If to Sellers to:

AngloGold (Jerritt Canyon) Corp.
5251 DTC Parkway, Suite 700
Englewood, CO 80111
Attn: President
Telephone: (303) 889-0700
Facsimile: (303) 889-0707

with a copy to:

Davis Graham & Stubbs LLP
1500 Seventeenth Street, Suite 500
Denver, CO 80202
Attn: Ronald R. Levine, II, Esq.
Telephone: (303) 892-9400
Facsimile: (303) 893-1379

and to:

Meridian Jerritt Canyon Corp.
9670 Gateway Drive, Suite 200
Reno, NV 89521
Attn: Edward H. Colt
Telephone: (775) 850-3736
Facsimile: (775) 850-4536

If to Buyer or Guarantor to:

Queenstake Resources Ltd.
999 Eighteenth Street, Suite 2940
Denver, CO 80202
Attn: Chris Davie
Telephone: (303) 297-1557
Facsimile: (303) 297-1587

with a copy to:

Gowling Lafleur Henderson LLP
Four Bentall Centre
Suite 2300, 1005 Dunsmuir Street
P.O. Box 49122
Vancouver, British Columbia
Canada V7X 1J1
Attn: Rod McKeen
Telephone: (604) 683-6498
Facsimile: (604) 689-8610

and to:

David S. Johnson
740 Gilpin Street
Denver, Colorado 80218
Telephone: (303) 394-3852
Facsimile: (303) 331-9683

or at such other address as may be substituted by written notice given as in this Section 11.13. The furnishing of any notice required under this Agreement may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication under this Agreement shall be deemed to have been duly given or served on (i) the date on which personally delivered, with receipt acknowledged, (ii) the date on which sent by facsimile and confirmed by answer back, (iii) the next Business Day if delivered by overnight or express mail, courier or delivery service, or (iv) three Business Days after the same shall have been deposited in the United States mail, as the case may be.

11.14 Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED AND CONTROLLED AS TO ITS VALIDITY, ENFORCEMENT, INTERPRETATION, CONSTRUCTION, EFFECT AND IN ALL OTHER RESPECTS BY THE LAWS OF THE STATE OF COLORADO (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF) APPLICABLE TO CONTRACTS MADE IN THAT STATE.

11.15 No Partnership.

Nothing in this Agreement shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship among the parties.

[balance of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLERS:

ANGLOGOLD MERIDIAN JERRITT CANYON JOINT VENTURE

By:

ANGLOGOLD (JERRITT CANYON) CORP., Manager

By: ______________________
Name: James J. Komadina
Title: President and CEO

ANGLOGOLD (JERRITT CANYON) CORP

By: ______________________
Name: James J. Komadina
Title: President and CEO

ANGLOGOLD MINERAL VENTURES COMPANY

By: ______________________
Name: James J. Komadina
Title: President and CEO

MERIDIAN JERRITT CANYON CORP.

By: ______________________
Name:
Title: ______________________

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLERS:

ANGLOGOLD MERIDIAN JERRITT CANYON JOINT VENTURE

By:

ANGLOGOLD (JERRITT CANYON) CORP.,
Manager

By: [signature]
Name: James J. Komadina
Title: President and CEO

ANGLOGOLD (JERRITT CANYON) CORP.

By: [signature]
Name: James J. Komadina
Title: President and CEO

ANGLOGOLD MINERAL VENTURES COMPANY

By: [signature]
Name: James J. Komadina
Title: President and CEO

MERIDIAN JERRITT CANYON CORP.

By: [signature]
Name: BJ KENNEDY
Title: CHAIRMAN

SCHEDULE 1.1(a)

ASSUMED LIABILITIES

The Assumed Liabilities consist of all liabilities and obligations, of every kind and character, whether contingent or non-contingent, or known or unknown, associated with the ownership and operation of the Assets and the Mine, except Retained Liabilities.

Subject to the specific matters included in Retained Liabilities, Assumed Liabilities include, by way of example and not limitation:

1. All reclamation and closure obligations associated with the Assets and the Mine, whether related to activities and operations, or time periods, before or after the Closing Date.

2. All Environmental Liabilities pertaining to the Assets and the Mine, whether arising from or related to activities and operations, or time periods, before or after the Closing Date, expressly including the matters identified on Schedule 3.2.13.

3. All obligations associated with or arising out of any failure of Sellers to maintain or comply with, or any other breaches or violations of, the Permits, whether related to activities, operations, events or time periods before or after the Closing Date.

4. Subject to Sections 7.5 and 7.6 of the Agreement, all bonus, rent, royalty or other payment or performance obligations due under any of the leases, agreements or other instruments included in the Assets which are payable or performable after the Closing Date.

5. Subject to Sections 7.5 and 7.6 of the Agreement, all Taxes which become due and payable after the Closing Date, except Nevada net proceeds or similar Taxes on production prior to the Closing Date, which shall constitute Retained Liabilities.

6. All liabilities and obligations which are associated with or related to operations of or activities at or involving the Assets or the Mine, which as a matter or law may be allocable to the Assets or Mine, or to the owner thereof, whether such operations or activities occurred before or after the Closing Date, including but not limited to those accounts payable.

7. The remaining balance of that certain purchase price obligation, and other related obligations to AngloGold (Jerritt Canyon) Corp. owed by the AngloGold Meridian Jerritt Canyon Joint Venture for the purchase of the oxygen plant, pursuant to the Oxygen Plant Purchase Agreement dated as of August 1, 1999, that certain Assumption Agreement dated as of August 1, 1999, that certain Promissory Note dated as of August 1, 1999 in the original principal amount of $6,000,000, and that certain Deed of Trust, Assignment of Rents, Security Agreement, Financing Statement and Fixture Filing dated as of August 1, 1999, in accordance with terms and conditions set forth in Section 2.6 of the Agreement and as set forth in the New Oxygen Plant Note.

JK

8. All obligations to comply with the Federal Mine Safety and Health Administration's ("MSHA") regulations governing Diesel Particulate Matter to the extent applicable to the Jerritt Canyon Mine operations. AngloGold (Jerritt Canyon) Corp. is a party to certain litigation entitled AngloGold (Jerritt Canyon) Corp., and Kennecott Greens Creek Mining Co. V. United States Department of Labor and Mine Safety and Health Administration, as Cause No. 01-1046, in the United States Court of Appeals for the District of Columbia. The litigation challenges the passage of new MSHA rules governing diesel particulate matter in underground metal and non-metal mines. Those rules have a potential adverse effect on all metal/nonmetal mining operations. AngloGold (Jerritt Canyon) Corp. shall have the right, but not the obligation, to continue participation as a party in the above-referenced litigation.

MK

SCHEDULE 1.1(b)

RETAINED LIABILITIES

The Retained Liabilities consist only of matters which are specifically identified in this Schedule 1.1(b).

1. All liabilities and obligations associated with persons employed by Sellers at or in connection with the Mine, including all claims and liabilities relating to compensation, medical or retirement benefits, disability benefits, pending worker's compensation claims, unemployment compensation, termination and discrimination, relating to employment prior to the Closing Date, whether such claims arise prior to or after the Closing Date.

2. All liabilities and obligations associated with the Excluded Assets.

3. Petrochem Recycling Corporation/Ekotek, Inc. Superfund Site (Salt Lake City, UT) – All damages or costs associated with the Ekotek Site based on the Jerritt Canyon Project being alleged to have sent approximately 157,254 gallons of used oil to the Ekotek Site for recycling and energy recovery purposes.

4. Colorado School of Mines Research Institute ("CSMRI") Superfund Site (Golden CO) – All damages or costs associated with the CSMRI Site based on Jerritt Canyon being alleged to have sent ore and mineral samples to CSMRI in the late-1970s/early-1980s related to exploration activities in what eventually became the Jerritt Canyon Project.

5. Handy & Harman Refining Group, Inc. et al Bankruptcies. All damages or costs associated with the Handy & Harman Refining Group, Inc. et al bankruptcy proceedings.

rK

BUYER:

QUEENSTAKE RESOURCES U.S.A. INC.

By: [signature]
Name: DORIS MEYER
Title: VICE PRESIDENT FINANCE

GUARANTOR:

QUEENSTAKE RESOURCES LTD.

By: [signature]
Name: DORIS MEYER
Title: VICE PRESIDENT FINANCE

SCHEDULE 1.1 (c)

CONSENTS

1. DeGussa Corporation, pursuant to that certain Cyanide Purchase And Sale Agreement No. AG-MSA-02-002, dated as of 9-1-02.

2. Buckley Powder Company, pursuant to that certain Master Services Agreement No. AG-MSA-02-001, dated as of June 1, 2002.

3. Procurement Solutions, Inc., pursuant to that certain Amended And Restated Agent Agreement, dated as of 4-1-02.

4. Tamrock USA, Inc., pursuant to that certain Purchase Agreement dated 12-7-98.

5. Senstar Capital Corporation, pursuant to that certain Equipment Lease Agreement dated December 29, 1995.

6. Tire Distribution Services, Inc. (no longer applicable)

7. D.C. Layton Ranches, pursuant to that certain Lease and Right of Way Agreement dated October 18, 1979.

8. Ellison Ranching Co., pursuant to that certain Right of Way Agreement dated July 31, 1993.

9. Freeport-McMoRan Inc., now Crescent Technology, Inc., pursuant to that certain Patented Technology Agreement dated March 26, 1990, and that certain Unpatented Technology Agreement dated March 26, 1990. The consent to be obtained shall permit Buyer's reasonable use of the technology, but retain the original contract rights of SE Acquisition Corporation, and its successor in interest.

SCHEDULE 3.2.7

EXCEPTIONS TO TITLE WARRANTY

1. File No. NV-10146 EA01 Historic Preservation Easement Agreement, Environmental Assessment covering certain Patented land tracts subject to Patent #27-96-0012, dated February 2, 1996, Independence Mining Co. Inc., as grantor, and the United States Bureau of Land Management, as grantee.

2. File No. NV-10147 EA01 Historic Preservation Easement Agreement, Environmental Assessment covering certain Patented land tracts subject to Patent #27-96-0013, dated February 2, 1996, Independence Mining Co. Inc., as grantor, and the United States Bureau of Land Management, as grantee.

3. That certain Deed of Trust, Assignment of Rents, Security Agreement, Financing Statement and Fixture Filing dated as of August 1, 1999, and Uniform Commercial Code Financing Statement dated as of August 1, 1999, by and between The Independence-Meridian Jerritt Canyon Joint Venture, Independence Mining Company Inc., and Stewart Title of Northeastern Nevada.

4. All real estate title issues raised and set forth in the following title opinions:

   a. Opinion dated January 25, 1980, from Bible, Santini, Hoy, Miller & Trachok.
   b. Opinion dated May 24, 1985, from Karl Kendig of Freeport McMoRan.
   c. Opinion dated June 19, 1985, from Bible, Santini, Hoy, Miller & Trachok.
   d. Opinion dated June 20, 1985, from Bible, Santini, Hoy, Miller & Trachok.
   e. Opinion dated July 2, 1985, from Bible, Santini, Hoy, Miller & Trachok.
   f. Opinion dated June 12, 1987, from Bible, Santini, Hoy, Miller & Trachok
   g. Opinion dated June 25, 1987, from Bible, Santini, Hoy, Miller & Trachok.
   h. Opinion dated August 3, 1987, from Bible, Santini, Hoy, Miller & Trachok.
   i. Opinion dated November 24, 1987, from Judy Lusetti of Frontier Title Company.
   j. Opinion dated February 23, 1990, from Parcel, Mauro, Hultin & Spaanstra, PC.
   k. Opinion dated August 3, 1994, from Davis, Graham & Stubbs.

(But only to the extent that copies of a-k have actually been provided to buyer.)

MK

SCHEDULE 3.2.8

CERTAIN NOTICES RECEIVED BY SELLER

NONE

SCHEDULE 3.2.11

SELLERS' LITIGATION

(1). AngloGold (Jerritt Canyon) Corp. is a party to certain litigation entitled AngloGold (Jerritt Canyon) Corp. and Kennecott Greens Creek Mining Co. V. United States Department of Labor and Mine Safety and Health Administration, as Cause No. 01-1046, in the United States Court of Appeals for the District of Columbia. The litigation challenges the passage of new MSHA rules governing diesel particulate matter in underground metal and non-metal mines. Those rules have a potential adverse effect on all metal/nonmetal mining operations.

(2). Petrochem Recycling Corporation/Ekotek, Inc. Superfund Site (Salt Lake City, UT) – The Ekotek Site received used oil from various entities in Utah and surrounding states for energy recovery and recycling purposes. Due to apparent improper handling and processing procedures, ground water contamination was detected from the site. The Environmental Protection Agency ("EPA") initiated an emergency removal action in November 1988. Subsequently, the Ekotek Site Remediation Committee ("ESRC") was formed by various potentially responsible parties ("PRP"). Jerritt Canyon Project was alleged to have sent approximately 157,254 gallons of used oil to the Ekotek Site for recycling and energy recovery purposes. As such, Jerritt Canyon via Independence Mining Company Inc. became a member of ESRC and has been actively involved in site remediation activities. All site remediation activities mandated by the approved record of decision ("ROD") have been undertaken for the Ekotek Site with on-going ground water monitoring to verify compliance the only continuing site activities.

(3). Colorado School of Mines Research Institute ("CSMRI") Superfund Site (Golden CO) – In early 2000, Jerritt Canyon was advised of the potential for being a PRP at the CSMRI Site given ore and mineral samples that allegedly were sent to CSMRI in the late-1970s/early-1980s related to exploration activities in what eventually became the Jerritt Canyon Project. IMC Global Inc. (as successor-in-interest to Freeport-McMoRan Inc.) and Freeport Exploration Company (as successor in interest to Freeport-McMoRan Copper & Gold Inc.) executed a settlement with the Colorado School of Mines related to the CSMRI Site in 2000 with AngloGold – Meridian Jerritt Canyon Joint Venture as well as other AngloGold and Meridian related entities listed as "covered persons" under the terms of the settlement agreement. In exchange for this protection, Jerritt Canyon was to execute an agreement with IMC Global Inc. and Freeport Exploration Company and pay $5,000 of the total $17,000 paid by these two entities. Notwithstanding numerous communications in the ensuing two years, no action has been taken to finalize this matter or pay the requested amount.

4. Handy & Harman Refining Group, Inc., et al filed for bankruptcy protection in the United States District Court, District of Connecticut in Case Nos. 00-20845 and 00-20846. AngloGold (Jerritt Canyon) Corp.and Meridian Jerritt Canyon Corp. are unsecured creditors in these proceedings, and are also parties to certain preference claims brought by the bankruptcy trustee.

MK

SCHEDULE 3.2.12

SELLERS' BONDS

ANGLOGOLD (JERRITT CANYON) CORP.
Manager
AngloGold-Meridian Jerritt Canyon Joint Venture
(as of May 30, 2003)

Obligee	Bond #	Exp. Dates	Amount
USDA-Forest Svc.	**JZ7708** Reclamation Surety Bond including a Region-wide Blanket Bond	4/15/04	$11,914,198*
NDEP	**22013293** Reclamation Surety Bond	4/15/04	$25,500,000.00**
NDOI	**Letter of Credit** No. 90398/80085	4/15/04	$545,000
James J. Wright Ranches (Private Citizen)	**Wells Fargo CD** #918618720	5/7/03	$26,201.72

* **The posted bond amount is $11,914,198; however, only $10,082,760 is associated with the AngloGold Meridian Jerritt Canyon Joint Venture Jerritt Canyon Project.**

** **The posted bond amount is $25,500,000; however, only $23,389,232 is associated with the AngloGold Meridian Jerritt Canyon Joint Venture Jerritt Canyon Project.**

SCHEDULE 3.2.13

COMPLIANCE WITH LAWS

1. On or about October 7, 2002, the Environmental Protection Agency ("EPA") issued what was styled as a "warning letter" to AngloGold – Meridian Jerritt Canyon Joint Venture ("JCJV"). The letter included EPA's report for a site inspection it conducted in September 2001 related to compliance with the Resource Conservation and Recovery Act ("RCRA"). The letter contained no specific reference to a violation or a notice of alleged violation notwithstanding being listed as a "warning letter." The letter requested that JCJV provide certain additional information and analysis related to materials from the laboratory. On or about December 11, 2002, JCJV provided a response addressing EPA's concern and asserting that the laboratory materials in question were not solid wastes or, if they were solid wastes, they were exempt from RCRA Subtitle C requirements under various provisions of EPA's and Nevada's regulations. JCJV also provided the requested analysis that revealed the materials in question were below the toxicity characteristic leaching procedure regulatory triggers. EPA evaluated JCJV's response and provided a written reply dated April 21, 2003. EPA provided certain clarifications of its position and appeared to confirm that EPA did not intend to pursue any enforcement action against JCJV based on the alleged RCRA concerns. JCJV submitted a follow-up letter to EPA dated May 9, 2003 requesting confirmation that no enforcement action is planned to be taken by EPA over the alleged RCRA concerns. EPA has not formally responded. JCJV views the issue resolved.

2. On or about December 2, 2001, JCJV personnel discovered diesel fuel in the water supply system for the Smith Mine. It subsequently was determined that approximately 950 gallons of diesel had leaked from the Smith Mine petroleum tank farm and migrated to the mine's non-potable water supply well. The leak was immediately reported to the Nevada Division of Environmental Protection ("NDEP") and corrective actions were instituted. NDEP concurred in all corrective actions that were taken and proposed to be taken. However, NDEP issued a Finding of Alleged Violation and Consent Agreement on or about January 3, 2002 solely because diesel had encountered ground water, which caused "harm" to a water of the state. JCJV countersigned the Consent Agreement on or about January 8, 2002 and has continued remediation activities pursuant to the NDEP-approved remediation plan.

3. On or about January 29, 2003, the Nevada Department of Human Resources – Health Division – Bureau of Health Protection Services ("Health Services") sent a letter making reference to "violation of secondary drinking water standards." According to the letter, monitoring data provided by JCJV on December 19, 2002 allegedly indicated that concentrations of iron and manganese in the mill public water system exceeded the applicable maximum contaminant levels ("MCLs"). The letter directed JCJV to undertake

three additional samples for the two constituents within 90 days and average the results to determine quarterly compliance with the applicable MCLs. The data being referenced were for one of several wells that supplies water to the mill public water system but it is uncertain if that well was used during the fourth quarter of 2002. The data being referenced were information provided by JCJV in response to a query related to nitrate and Health Services appears to have become concerned about the reported iron and manganese concentrations for this well. JCJV provided a clarification letter to Health Services about the status of the well and undertook the requested sampling during the first quarter of 2003. Results from the additional sampling confirmed "no violation of secondary drinking water standards" and this was confirmed in a letter, dated March 17, 2003, from Health Services.

4. On or about March 13, 2003, JCJV personnel discovered seepage in the general vicinity of Cooling Tower #2. JCJV investigated this seepage and eventually determined that the seepage was process fluid from Cooling Tower #2. Upon confirming the source of the seepage, JCJV immediately reported this leakage to NDEP on March 17, 2003. JCJV instituted corrective actions to fix Cooling Tower #2 and to investigate and remediate the areal extent of the release. NDEP concurred in all corrective actions that were taken and proposed to be taken. However, NDEP issued a Finding of Alleged Violation and Consent Agreement on or about May 15, 2003 solely because the arsenic level in monitoring well OMW-14 exceeded the state standards of NAC 445A.144, which caused "harm" to a water of the state. JCJV countersigned the Consent Agreement on or about May 21, 2003 and is continuing remediation activities pursuant to the NDEP-approved remediation plan.

5. On or about May 19, 2003, JCJV personnel were informed by NDEP of a potential concern being raised by a downstream landowner, JR Simplot ("Simplot"), that owns the adjacent ranch, known as Rancho Grande. We understand that no illnesses or actual impacts have been reported; however, Simplot representative contacted NDEP to obtain information on sampling protocols and constituents to analyze as a precautionary measure to address rumors that have been circulating among employees of Simplot and their families at Rancho Grande. JCJV's most recent downstream monitoring data results (*i.e.*, first quarter of 2003) are consistent with prior downstream monitoring data results of no issue with water quality; thus, JCJV does not believe there is any substantiation that alleged health "concerns" being raised by Simplot employees and their families have any relation to the Jerritt Canyon Project. NDEP representatives investigated this matter during a site inspection of the Jerritt Canyon Project on May 20, 2003 and confirmed no correlation between the Rancho Grande rumors and Jerritt Canyon.

6. On or about March 5, 1991, NDEP issued a Notice of Alleged Violation ("NOAV") to JCJV related to seepage from the tailing facility. JCJV subsequently instituted a comprehensive pump back system, including cut off trenches, around the tailing facility to mitigate the allegations raised by NDEP. Various submittals have been made to NDEP including a detailed closure plan for the tailing facility on or about March 25, 1996, as

requested by NDEP in Water Pollution Control Permit NEV00020, signed October 10, 1995; and a proposed process fluid stabilization plan on or about April 25, 2001 to address closure issues specific to the tailing facility. Annually, JCJV updates NDEP on the effectiveness of the system to resolve the tailing seepage allegations. NDEP has not taken final action to pursue or drop this NOAV; however, JCJV anticipates that the issues will be resolved when the NDEP accepts the final permanent closure report at the completion of the process fluid stabilization program.

7. Federal Mine Safety and Health Administration issued Citation #6279919 on February 6, 2003, for alleged violation of noise standards.

8. Federal Mine Safety and Health Administration issued Citation #6279920 on February 6, 2003, for alleged violation of noise standards.

9. Federal Mine Safety and Health Administration issued Citation #6279706 on January 30, 2003, for alleged violation of noise standards.

10. Federal Mine Safety and Health Administration issued Citation #6279707 on February 6, 2003, for alleged violation of noise standards.

11. Federal Mine Safety and Health Administration issued Citation #6277928-01 on August 6, 2002, for alleged violation of noise standards.

12. Federal Mine Safety and Health Administration issued Citation #6277929-01 on August 6, 2002, for alleged violation of noise standards.

SCHEDULE 3.2.17

BENEFIT PLANS

1. AngloGold North America Inc. Employee Capital Accumulation Plan
   - 5500 Tax Return for 1999, 2000 and 2001
   - Summary Plan Description
   - IRS Opinion Letter
   - Opinion Letter from Davis, Graham & Stubbs LLP

2. AngloGold North America Inc. Medical/vision/Dental Plan
   - Summary Plan Description

3. AngloGold North America Inc. Flexible Spending Health and Dependent Care Accounts
   - Summary Plan Description

4. AngloGold North America Inc. Group Life Insurance Plan
   - Summary Plan Description

5. AngloGold North America Inc. Long Term Disability Plan
   - Summary Plan Description

6. AngloGold North America Inc. Business Travel Accident Insurance
   - Business Travel Accident Insurance Information

7. 5500 Tax Return for Welfare Plans listed above.

8. Executive Long Term Disability Contracts (Individual)

9. ATP (Advice to Pay) Contract for Short Term Disability Benefits

10. Other Employee Benefits
    - Scholarship Program
    - Tuition Reimbursement Program
    - Employee Assistance/Work Life Benefit Program
    - Health Club Membership
    - Matching Gifts Program
    - Political Action Committees
    - Personal Protective Equipment (mine sites only)
    - Service Awards
    - Tool Policy (mine site only)

MK

EXHIBIT I

PRODUCTION PAYMENT AND ROYALTY AGREEMENT

This Production Payment and Royalty Agreement (the "Agreement") is made and entered into effective as of ________, 2003 (the "Effective Date") by and among, on the one hand, QUEENSTAKE RESOURCES LTD. ("QRL"), a Yukon corporation, and QUEENSTAKE RESOURCES U.S.A. INC. ("QRI"), a Delaware corporation and a wholly owned subsidiary of QRL (QRL and QRI are referred to collectively herein as "Payors"); and on the other hand, AngloGold (Jerritt Canyon) Corp. ("AGJC"), a Delaware corporation, AngloGold Mineral Ventures Company ("AMVC"), a Delaware corporation (AGJC and AMVC are referred to hereinafter collectively as "AGJC"), and Meridian Jerritt Canyon Corp. ("Meridian"), a Delaware corporation (AGJC, AMVC and Meridian are referred to collectively herein as the "Joint Venture Parties"). Payors and the Joint Venture Parties are referred to herein collectively as "the Parties" and individually as a "Party."

RECITALS

A. Pursuant to an Asset Purchase and Sale Agreement dated May __, 2003 (the "Purchase Agreement") among the Joint Venture Parties and AngloGold Meridian Jerritt Canyon Joint Venture (collectively, the "Sellers"), and Payors, QRI purchased from Sellers certain assets comprising a gold mine in Elko County, Nevada, known as the Jerritt Canyon Mine (the "Mine"). Pursuant to the terms of (i) a Special Warranty Deed of even date herewith from AngloGold Meridian Jerritt Canyon Joint Venture to QRI, and (ii) an Assignment of Leases and Agreements of even date herewith from AngloGold Meridian Jerritt Canyon Joint Venture to QRI, QRI acquired all of AngloGold Meridian Jerritt Canyon Joint Venture's ownership, leasehold and other contractual interests in certain fee lands, patented mining claims and unpatented mining claims at the Jerritt Canyon Mine, as more particularly described on Exhibit A attached hereto and incorporated herein by reference (collectively, the "Property"), reserving to the Joint Venture Parties (i) a production payment on the production of minerals from the Property, (ii) an ongoing interest in Net Smelter Returns (as defined below) from the Mine, and (iii) an ongoing interest in Net Proceeds (as defined below) from the Mine, as set forth in this Agreement.

B. In this Agreement, the Parties desire to set forth the terms and conditions of (i) the Production Payment on the production of Precious Metals (as defined below) from the Property reserved by the Joint Venture Parties, (ii) the Net Smelter Returns Royalty reserved by the Joint Venture Parties, and (iii) the Net Proceeds Interest reserved by AGJC.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, the Parties agree as follows:

1. <u>Definitions of Payors, the Joint Venture Parties and Property</u>. As used herein, the term "Payors" shall include each of QRL and QRI, and any of their respective successors-in-interest that claim any interest in any portion of the mineral estate or surface estate located within the exterior boundaries of the Property. The obligations of Payors hereunder are joint and

several. As used herein, the term "Joint Venture Parties" shall include AGJC, Meridian and any of their respective successors-in-interest. As used herein, the term "Property" shall include, in addition to the interests in the fee lands, patented mining claims and unpatented mining claims listed in Exhibit A, any other interest in real property, minerals, or in the Precious Metals (as defined below) produced from such properties or the proceeds thereof that Payors or their successors-in-interest may acquire or be granted in the future, either directly or through subsidiaries or affiliates, to the extent that any portion of same is within the exterior boundaries of the Property as described on Exhibit A.

2. Term. Subject to the limitations set forth in Section 4.2 on the amount of the Net Smelter Returns Royalty, the term of this Agreement shall continue until any exploitable Precious Metals of any kind existing on the Property are exhausted, it being the intent of the Parties that the Production Payment, as defined below, the Net Smelter Returns Royalty, as defined below, and the Net Proceeds Interest, as defined below, shall constitute a covenant running with the land and both an interest in real property and a contractual payment obligation. Neither the reservation of the Production Payment, the Net Smelter Returns Royalty or the Net Proceeds Interest hereunder, nor any other term of this Agreement, is intended to effect or imply a reservation by the Joint Venture Parties of any portion of the Property.

3. Production Payment. The Joint Venture Parties hereby reserve from the conveyances of the Property described in Recital A above, and Payors hereby agree to pay to the Joint Venture Parties, a production payment of an aggregate amount of $6,000,000, payable in accordance with the schedule set forth in Section 3.1(a) below (the "Production Payment"), subject to acceleration as set forth in Section 3.3, based on the Gross Proceeds received by Payors from the sale or other disposition of all ores, minerals, mineral substances or other materials of any kind or character whatsoever containing gold or silver (collectively, "Precious Metals") produced from the Property, in accordance with the provisions of this Section 3.

3.1 Gross Proceeds. "Gross Proceeds" means the gross revenues actually received by Payors from the sales (or deemed revenues based on deemed sales calculated in accordance with the provisions of Section 3.1(b)) of any Precious Metals extracted and produced from the Property, without deductions of any kind; provided, however, that to the extent actual revenues received by Payors are derived from delivery into price hedged sales, the provisions of Section 3.1(b) shall apply.

(a) The obligation to make the Production Payment shall be immediately and irrevocably triggered on the date that Gross Proceeds received by Payors after the Closing Date exceed $6,000,000. At that point, the entire amount of $6,000,000 will become due and owing, although the Parties agree that Payors may pay the Production Payment in six quarterly installments of $1,000,000 each (the "Installment Payments"), and will not be obligated to begin making payments of the Production Payment until the earlier of (i) June 30, 2005 or (ii) the last day of the month following the month during which the initial GE Senior Debt facility is fully repaid (the "Payment Commencement Date"). Once the initial Installment Payment has come due, each subsequent Installment Payment shall be made within 90 days after the due date of the previous Installment Payment. If Gross Proceeds do not exceed $6,000,000 on a cumulative basis by the end of the calendar year during which the Payment

Commencement Date occurs or any subsequent calendar year, but Payors receive any Gross Proceeds between the Closing Date and the end of calendar year in question, then the Joint Venture Parties shall be entitled to a pro rata share of the Production Payment owed for that calendar year, in the same ratio as the actual Gross Proceeds received by Payors during that calendar year bears to the aggregate amount of the Installment Payments that would have been due and owing during that calendar year but for the lack of an aggregate amount of $6,000,000 in Gross Proceeds. Any such pro rata payment shall be made by Payors not later than January 15th of the next calendar year.

(b) For purposes of calculating Gross Proceeds for Precious Metals in the event Payors elect not to sell any portion of any gold or silver extracted and produced from the Property, but instead elect to have the final product of any such gold or silver credited to or held for an account with any smelter, refinery or other buyer of Precious Metals, such gold or silver shall be deemed to have been sold (for gold) at the London P.M. gold fixing (or A.M. fixing if there is no P.M. fixing on that day) as published in the Financial Times (or any mutually agreeable substitute source if the information is not available from the Financial Times) (the "London Gold Fixing") on the day any gold is actually credited to or placed in the Payors' account, or (for silver) at the London fixing for silver as published in the Financial Times (or any mutually agreeable substitute if the information is not available from the Financial Times) (the "London Silver Fixing") on the day any silver is actually credited to or placed in Payors' account.

3.2 Manner of Payment. All payments by Payors of the Installment Payments referred to in Section 3.1(a), and any accelerated payments made pursuant to the provisions of Section 3.3, shall be made by wire transfer in immediately available funds, in accordance with separate written instructions provided by AGJC and by Meridian. Either AGJC or Meridian may provide alternative wire transfer instructions at any time in accordance with the provisions of Section 9.8. All such payments shall be divided between AGJC and Meridian on a 70%/30% basis. Notwithstanding any other provision of this Agreement to the contrary, the total amounts payable under the provisions of Section 3 or Section 4 shall be payable out of the cumulative amount of Gross Proceeds received by Payors, and the total amount thereof shall not exceed the aggregate amount of cumulative Gross Proceeds (the "Gross Proceeds Limitation"); provided that any reduction in amounts payable for a calendar year solely as a result of the Gross Proceeds Limitation shall be carried forward to the succeeding calendar year as an additional amount payable in such succeeding calendar year, still subject to the Gross Proceeds Limitation.

3.3 Acceleration of Production Payment. The scheduled Installment Payments referred to in Section 3.1(a) may be modified under the circumstances set forth in this Section 3.3. If or when the cumulative net proceeds of any equity offerings completed by either QRL or QRI at any time after May 20, 2003 exceed $17,000,000, and any Installment Payments remain outstanding, then the following accelerated payments shall be applied to the outstanding balance of the Production Payment as set forth below:

Cumulative Net Proceeds of Equity Offerings	Accelerated Payment Amount
At least $17,000,000 but less than $18,000,000	15% of increment
At least $18,000,000 but less than $19,000,000	20% of increment
Greater than $19,000,000	25% of increment

Any accelerated payment amount as calculated above shall be applied to the outstanding balance of the Installment Payments in reverse order of maturity and paid promptly upon completion of any equity offering that triggered such accelerated payment.

3.4 Hedging Transactions: Futures, Options and Other Trading. All profits and losses resulting from Payors engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions (collectively "hedging transactions") are specifically excluded from Production Payment calculations. All hedging transactions by Payors, and any profits or losses associated therewith, shall be solely for Payors' account.

3.5 Commingling. Before any Precious Metals produced from the Property are commingled with minerals from other properties, the Precious Metals produced from the Property shall be measured and sampled in accordance with commercially reasonable mining and metallurgical practices so that the Production Payment can be reasonably and accurately determined. Representative samples of the Precious Metals shall be retained by Payors and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine metal, commercial minerals, and other appropriate content. Detailed records shall be kept by Payors showing measures, moisture, assays of metal, commercial minerals, and other appropriate content and penalty substances, and gross metal or mineral content of the Precious Metals, and copies of all such records shall be provided to AGJC, on its own behalf and on behalf of AMVC, and to Meridian, on a contemporaneous basis. From this information, Payors shall determine the amount of Production Payment and the amount of Net Smelter Returns Royalty due and payable to the Joint Venture Parties and the amount of Net Proceeds due and payable to AGJC from Precious Metals produced from the Property that are to be commingled with minerals from other properties, and Payors shall cause such Production Payment, Net Smelter Returns Royalty and Net Proceeds Interest to be paid in accordance with this Agreement. Following the expiration of the period for objection described in Sections 4.4 and 4.6, respectively, and absent timely objection, if any, made by AGJC or by Meridian, Payors may dispose of the measurement and sampling materials and data required to be kept and produced by this Section 3.5.

4. Net Smelter Returns Royalty and Net Proceeds Interest. The Joint Venture Parties hereby reserve from the conveyances of the Property described in Recital A above, and Payors hereby agree to pay to the Joint Venture Parties, the Net Smelter Returns Royalty and the Net Proceeds Interest described in this Section 4. The Net Smelter Returns Royalty will be calculated and paid based on a sliding scale percentage of the Net Smelter Returns, as defined below, from the sale (or deemed sale) or other disposition of all Precious Metals produced from the Property, the applicable percentage to be determined in accordance with the provisions of Section 4.1. The obligation to pay the Net Smelter Returns Royalty shall commence with and apply to the sale or other disposition of Precious Metals produced from the Property from and after the earlier of (a) June 30, 2005 or (b) the next day after the GE Senior Debt is full repaid.

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4.1 "Net Smelter Returns," in the case of Precious Metals, means the Gross Proceeds actually received by Payors from the sales of any Precious Metals extracted and produced from the Property, less the following if actually incurred:

(a) charges for refining bullion from Beneficiated Precious Metals (as used herein, "Beneficiated Precious Metals" includes only doré or concentrates of Precious Metals produced by Payors' final mill or processing plant, but does not include raw or crushed ore containing Precious Metals, or other preliminarily processed Precious Metals);

(b) penalty substance, assaying, and sampling charges imposed by the smelter, refinery, processor or other purchaser (the "Buyer") of such Beneficiated Precious Metals for smelting, refining, or processing Beneficiated Precious Metals;

(c) severance taxes, or other taxes on mining production, but excluding any and all taxes (i) based upon the net or gross income of Payors, (ii) based upon the value of the Property or the privilege of doing business, or (iii) actually paid by the Joint Venture Parties (including Nevada net proceeds of mines taxes, for which each of Payors and the Joint Venture Parties shall be separately responsible to the extent that tax is imposed upon them, but which shall not be deducted by Payors from Gross Proceeds);

(d) charges and costs, if any, for insured transportation of Beneficiated Precious Metals from Payors' mill or other final processing plant to places where such Precious Metals are smelted, refined and/or sold or otherwise disposed of; and

(e) royalties that may become payable to the United States Government.

For purposes of determining the actual Net Smelter Returns Royalty payable to the Joint Venture Parties on any Precious Metals produced or sold from the Property, the applicable percentage of Net Smelter Returns ("the Percentage") shall be a function of the arithmetic average of the London Gold Fixings ("the Quoted Price") for the thirty (30) days preceding the day following the earlier of the date on which Payors either (i) sold to a third-party prior to further processing any Precious Metals contained in the final Mine product shipped from the Property or (ii) received final settlement in the form of refined Precious Metals credited to Payors' account from a third-party contracted by Payors to smelt, process and/or refine on a toll treatment basis, the final Mine product shipped from the Property. The applicable Percentage of Net Smelter Returns shall be determined by reference to the following table:

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Quoted Price	Percentage
Less than $320 per ounce	0 %
$320 or more per ounce but less than $345 per ounce	2 %
$345 or more per ounce but less than $370 per ounce	3 %
$370 or more per ounce	4 %

For purposes of calculating Net Smelter Returns on Precious Metals in the event Payors elect not to sell any portion of the Precious Metals extracted and produced from the Property, but instead elect to have the final product of any such Precious Metals credited to or held for an account with any Buyer, such Precious Metals shall be deemed to have been sold at the London Gold Fixing (for gold) on the day any gold is actually credited to or placed in the Payors' account, or at the London Silver Fixing (for silver) on the day any silver is actually credited to or placed in Payors' account.

In the event smelting, refining, or processing of Precious Metals are carried out in facilities owned or controlled in any degree, by Payors, then Payors' charges, costs and penalties for such smelting or refining shall mean the amount Payors would have paid for comparable arm's-length services at facilities not owned or controlled by Payors, but in no event greater than costs actually incurred by Payors with respect to such smelting and refining.

In the event Payors receive insurance proceeds for any loss of Precious Metals production, Payors shall nevertheless pay to the Joint Venture Parties the applicable Net Smelter Returns Royalty Percentage of such Precious Metals, based upon a deemed sale of such Precious Metals deemed to have been made at the Quoted Price on the date such proceeds are received by Payors.

4.2 Net Proceeds Interest. At the point at which the payments of Net Smelter Returns Royalty payable to the Joint Venture Parties total $4,000,000, AGJC's interest will be automatically converted to a perpetual 1% Net Proceeds Interest, as set forth in this Section 4.2, and Meridian's interest in this Agreement will terminate. As used in the Agreement and in this Section 4.2, the terms "Net Proceeds Interest," "Net Proceeds," "Gross Revenue," "Operating Expenses," and "Post-Production Capital Expenses" shall have the meanings set forth in this Section 4.2.

(a) "Net Proceeds Interest" shall mean the right to receive one percent of the Net Proceeds from the production and sale of Precious Metals from the Property. All determinations of Net Proceeds shall be made on the accrual basis and in accordance with generally accepted accounting principles.

(b) "Net Proceeds" shall mean the "Gross Revenue" received by the Payors commencing on the date when AGJC's interest in the Net Smelter Returns

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Royalty is converted to a Net Proceeds Interest (the "Conversion Date"), less successively:

(i) All Operating Expenses incurred after the Conversion Date which were not previously deducted in computing Net Proceeds hereunder;

(ii) All advance minimum royalty, lease, purchase, rental, claim maintenance or other property acquisition payments (but not the Production Payment or the Net Smelter Returns Royalty) to the extent that such payments are made after the Conversion Date and were not previously deducted in computing Net Proceeds hereunder;

(iii) All Post-Production Capital Expenses incurred after the Conversion Date to the extent that such Post-Production Capital Expenses were not previously deducted in computing Net Proceeds hereunder;

(iv) Reasonably anticipated and accrued post-closure reclamation costs (but only to the extent the same are accrued after the Conversion Date); and

(v) All ad valorem real property and unsecured personal property taxes, all production royalties, including any government royalties and payments, and all severance taxes, to the extent the same are paid after the Conversion Date, but excluding Nevada net proceeds of mines and income taxes.

(c) "Gross Revenue" shall mean the gross receipts from sales of Precious Metals produced from the Property, less any charges for transportation, intransit security, smelting, refining, sampling, assaying or penalties; provided, however, that any sale of Precious Metals to an affiliate or subsidiary of Payors shall not, without the prior written consent of AGJC, be on terms less favorable to the Payors than those which would have been available from an unaffiliated third party. For purposes of calculating Gross Revenues for Precious Metals in the event Payors elect not to sell any portion of any gold or silver extracted and produced from the Property, but instead elect to have the final product of any such gold or silver credited to or held for an account with any Buyer, such gold or silver shall be deemed to have been sold at the London Gold Fixing (for gold) on the day any gold is actually credited to or placed in the Payors' account, or at the London Silver Fixing (for silver) on the day any silver is actually credited to or placed in Payors' account.

(d) "Operating Expenses" shall mean all costs, expenses, obligations and liabilities of whatsoever kind or nature incurred or chargeable directly or indirectly in connection with or attributable to mining and processing operations on the Property. Without limiting the generality of the foregoing, Operating Expenses shall include (i) all costs, expenses, obligations and liabilities of mining, milling, leaching, processing, refining and marketing of any Precious Metals produced from the Property, but not including any depletion or any taxes on income of the Payors; (ii) all costs and expenses properly allocable to the administration of the Property and the production of Precious

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Metals therefrom, including an additional 2% charge as an allowance for overhead, but not including any general and administrative costs incurred with respect to operations of the Payors or their affiliates or subsidiaries not directly related to the administration of the Property or the production of Precious Metals therefrom; and (iii) interest expense incurred in any bona fide financing transaction directly related to the development, operation or commercialization of the Property (provided that, in the event that such a financing transaction is with an affiliate or subsidiary of the Payors, the terms of such transaction shall not be less favorable to the Payors than those which would have been applicable with respect to a similar financing transaction with an unaffiliated third party and in any event at an interest rate not greater than two percentage points higher than that charged by Bank of America or its successor with respect to short-term loans to its most preferred commercial customers).

(e) "Post-Production Capital Expenses" shall mean all costs expended or incurred for repair or replacement of existing capital items or the addition of new capital items deemed necessary or desirable by the Payors for improvement or expansion of the Mine.

4.3 Time and Manner of Net Smelter Returns Royalty Payments. Payments of the Net Smelter Returns Royalty shall be made to each of AGJC and Meridian, prorated in accordance with the provisions of Section 3.2, in accordance with wire transfer instructions to be provided to Payors by each of AGJC and Meridian. A payment of 100% of the expected value of the Net Smelter Returns Royalty payment shall be made by Payors to each of AGJC and Meridian within thirty (30) days following delivery by Payors of Precious Metals to any Buyer's facility.

4.4 Payment Accounting; Interim Settlements; Late Charges. All Net Smelter Returns Royalty payments shall be accompanied by a detailed statement explaining the manner in which the payment was calculated together with any available settlement sheets from the Buyer. Subject to true up adjustments (as described below), such payments and statements shall be deemed conclusively correct unless AGJC or Meridian objects to them in writing within one hundred eighty (180) days after receipt thereof. Any adjustment to the payment of the Net Smelter Returns Royalty shall be made in accordance with applicable contractual true-up arrangements between Buyer and Payors, upon receipt by the Buyer of all information necessary or appropriate to make final settlement for such shipment. In the event any Net Smelter Returns Royalty payment is not made within the time frame set forth in Section 4.3, AGJC or Meridian may give the Payors notice in writing of such default, and unless within five (5) days after receipt of such notice AGJC or Meridian shall have received such payment, then Payors shall pay an additional sum equal to ten percent (10%) of the delinquent payment ("late charge"), plus interest on the delinquent payment and the late charge at the rate of twelve percent (12%) per annum, which interest shall accrue from the day the delinquent payment was due to the date of full payment of the Net Smelter Returns Royalty payment and such accrued interest.

4.5 Hedging Transactions; Futures, Options and Other Trading. All profits and losses resulting from Payors engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions or Net Proceeds Interest (collectively "hedging transactions") are specifically excluded from Net Smelter Returns

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Royalty or Net Proceeds Interest calculations. All hedging transactions by Payors, and any profits or losses associated therewith, shall be solely for Payors' account.

4.6 Payment of Net Proceeds Interest. Payments of the Net Proceeds Interest shall be paid thirty (30) days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year. Within sixty (60) calendar days following the end of each calendar year, the Payors shall provide to AGJC a summary of a profit and loss statement for the Payors' operations on the Property during the previous calendar year and a computation of AGJC's Net Proceeds Interest hereunder. In the absence of a written objection by AGJC as to the accuracy of said profit and loss statement and computation or amount of the Net Proceeds payments made during the previous calendar year not later than one-hundred eighty (180) days following receipt thereof, the same shall be conclusive on all parties. In the event of AGJC's timely objection to the statement and computations described above, AGJC shall have the right to audit the Payors' books and records pertaining to said statement and computations, during normal business hours and in a manner so as not to unreasonably interfere with the Payors' ongoing activities at the Property, for the purpose of determining the accuracy of the said statement and computations; provided, however, that reasonable advance notice of exercise of such right shall be given by AGJC to the Payors and the costs of such audit shall be for the sole account of either AGJC, if less than 5% underpayment to either of them is shown by such audit; otherwise the Payors shall reimburse AGJC for any reasonable expenses incurred by it in conducting such an audit.

5. Books: Reports: Inspections: Confidentiality.

5.1 Books. Payors shall keep true and accurate books and records of all of their operations and activities with respect to the Property. Such books and records shall be kept on the accrual basis, in accordance with U.S. generally accepted accounting principles consistently applied. Not more frequently than annually, and within the 180 day time periods provided in Sections 4.4 and 4.6 of this Agreement, AGJC and Meridian, or their respective authorized representatives, may, at their sole expense, perform an audit or other examination of all of Payors' books and records. All payments of portions of the Production Payment, payments of Net Smelter Returns Royalty and payments of the Net Proceeds Interest shall conclusively be deemed correct unless AGJC or Meridian has given timely notice that it desires to audit or examine Payors' books and records in the manner and within the time periods provided in Sections 4.4 and 4.6 of this Agreement. AGJC or Meridian (or both of them if they have both given timely notice as referred to in the preceding sentence) shall promptly commence any such audits or examinations, and shall diligently prosecute the same to conclusion.

5.2 Reports. Not later than March 1 of each year Payors shall provide to each of AGJC and Meridian an annual report of all activities and operations conducted upon or with respect to the Property during the preceding calendar year. Such annual report shall include estimates of proposed expenditures upon, anticipated production from, and estimated remaining ore reserves on the Property as of the end of the preceding calendar year. Additionally, and within thirty (30) days after the end of each calendar quarter, Payors shall provide to each of AGJC and Meridian a copy of all material data and information generated by or for Payors with respect to the Property during such quarter.

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5.3 Inspections. Either AGJC and Meridian, or their respective authorized agents or representatives, on not less than five (5) days' notice to Payors, may enter upon all surface and subsurface of the Property for the purpose of inspecting the Property, all improvements thereto and operations thereon, as well as inspecting and copying all records and data, including without limitation electronically-maintained records and data, pertaining to all activities and operations on or with respect to the Property. Any such entry or inspection shall be at the risk and expense of the party conducting the investigation (although Payors shall not be excused from liability for their negligence or misconduct), and may not unreasonably hinder operations on the Property. Each of AGJC and Meridian, severally and not jointly, shall defend, indemnify Payors against, and hold Payors harmless from, any damage, claim or demand arising by reason of any injury to any person or property caused by their exercise of their rights in this Section 5.3, except to the extent such damage, claim or demand is caused by negligence or misconduct on the part of Payors.

5.4 Confidentiality. The Joint Venture Parties shall not, without the express written consent of Payors, which consent shall not be unreasonably withheld, disclose any non-public data or information (a) concerning Payors' operations or the Property, or (b) otherwise obtained under this Agreement, or otherwise issue any press releases concerning operations or the Property; provided, however, that any of the Joint Venture Parties may disclose data or information obtained under this Agreement without the consent of Payors: (i) if required for compliance with applicable laws, rules, regulations or orders of a governmental agency having jurisdiction over the disclosing Joint Venture Party, or by any stock exchange on which shares of the Joint Venture Party or its affiliates are traded; (ii) to any consultants of any of the Joint Venture Parties; (iii) to any third party to whom the disclosing Joint Venture Party, in good faith, anticipates selling or assigning any portion of its interest in this Agreement or the Production Payment, the Net Smelter Returns Royalty or the Net Proceeds Interest; (iv) to a prospective lender to whom any portion of a Joint Venture Party's interest in this Agreement or the Production Payment, the Net Smelter Returns Royalty or the Net Proceeds Interest is proposed to be granted as security; or (v) in connection with a merger or other corporate reorganization; provided that Payors shall first have been provided with a confidentiality agreement executed by such consultant, third party or lender, which agreement shall include the confidentiality provisions of this Section 5.4. In any event, no Joint Venture Party shall issue any press release pertaining to Payors' operations or the Property without first giving Payors reasonable advance written notice thereof. No Joint Venture Party shall, under any circumstances, without Payors' express written consent, issue any press release that implies that Payors endorse any of the Joint Venture Party's statements or representations contained in any such press release.

6. Stockpiling. Payors may not stockpile, store or place Precious Metals off of the Property unless Payors have first secured from the property owner where such stockpiling, storage or placement is to occur a written agreement, in recordable or registrable form, that provides that the Joint Venture Parties' right to Production Payments and the Net Smelter Returns Royalty or AGJC's right to a Net Proceeds Interest on such Precious Metals shall be preserved. Such agreement shall provide that (a) the Joint Venture Parties' rights pursuant to this Agreement shall continue in full force and effect with respect to Precious Metals from the Property; (b) the Joint Venture Parties' rights in and to the Precious Metals shall be the same as if the Precious Metals were situated on the Property; (c) the Joint Venture Parties' rights to the

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Precious Metals contained within the stockpiled material shall take precedence over the rights of the property owner (and/or of such property owner's creditors) to the stockpiled material; and (d) the "stockpiling" agreement referred to in this Section 6 shall be irrevocable as long as the Precious Metals from the Property, or any part thereof, remain on property which is not part of the Property.

7. Tailing and Residues. All tailing, residues, waste rock, spoiled leach materials, and other materials (collectively "Materials") resulting from Payors' operations and activities on the Property shall be the sole property of Payors, but shall remain subject to the Production Payment, Net Smelter Returns Royalty or the Net Proceeds Interest (as applicable) should the same be processed or reprocessed, as the case may be, in the future and result in the production of Precious Metals. Notwithstanding the foregoing, Payors shall have the right to dispose of Materials from any property, whether on or off of the Property, and to commingle the same with Materials from other properties. In the event Materials are processed or reprocessed, as the case may be, the Production Payment, Net Smelter Returns Royalty or Net Proceeds Interest applicable thereto shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

8. Title Maintenance and Taxes; Assumption of Obligations.

8.1 Title Maintenance and Taxes. From and after the Closing Date (as defined in the Purchase Agreement), Payors shall maintain title to the Property, including without limitation, (a) paying when due all taxes on or with respect to the Property (other than Nevada net proceeds of mines taxes, for which each of Payors and the Joint Venture Parties shall be separately responsible to the extent that tax is imposed upon them); (b) timely paying all claim maintenance and other fees required to maintain the unpatented mining claims comprising a portion of the Property and timely making all filings and recordings associated therewith in the appropriate federal, state and county governmental offices; and (c) taking all other actions and making all other payments necessary or appropriate (whether under the terms of leases and other contracts or otherwise) to maintain the right, title and interest of Payors and the Joint Venture Parties, respectively, in the Property and under this Agreement. Notwithstanding the foregoing, Payors shall have the right to abandon unpatented mining claims and terminate leases and other property interests, provided that Payors first provide the Joint Venture Parties thirty (30) days advance written notice of Payors' intent to abandon such unpatented mining claims or terminate such leases or other property interests, in which case the Joint Venture Parties can elect to receive conveyances of such unpatented mining claims or such leases or other property interests reasonably acceptable in form and substance to the Joint Venture Parties; provided, however, that any such abandonment or termination must be consistent with prudent operating practices.

8.2 Assumption by Acquiror. Payors agree to give at least forty-five (45) days advance notice to AGJC, on its own behalf and on behalf of AMVC, and to Meridian, of any transaction (a "Transaction") which would result in QRI no longer retaining sole ownership of or the same leasehold or contractual interest as was maintained by AngloGold Meridian Jerritt Canyon Joint Venture as of the Closing Date in the Property. Payors agree to enter into any such Transaction only if the acquiring party acknowledges and assumes (in writing) the obligations of Payors under, and agrees (in writing) to comply with all of, the terms and conditions of this Agreement. Payors will provide to each of AGJC and Meridian copies of the documents

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pursuant to which such acknowledgement, assumption and agreement are made. Payors agree to take all actions reasonably requested by either AGJC or Meridian to assure the Joint Venture Parties that such acknowledgement, assumption and agreement are made to the reasonable satisfaction of the Joint Venture Parties. In no event shall any such acknowledgement, assumption and agreement relieve Payors of their obligations under this Agreement.

9. General Provisions.

9.1 Additional Documents. The Parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement.

9.2 Covenant Running With Land; Binding Effect; Assignment. All of the covenants, conditions, and terms of this Agreement shall (a) be of benefit to the Parties, (b) run as a covenant with the Property and the ground covered thereby, and (c) bind and inure to the benefit of the Parties and their respective successors and assigns (including any third party who acquires any interest in the Property). The rights of each Joint Venture Party under this Agreement may be freely assigned, in whole or in part, to any third party. Any conveyance, assignment, or other transfer by Payors of any interest in this Agreement or the Property may be made only subject to the provisions of Section 8.2. Any Joint Venture Party may terminate its interest in this Agreement by providing written notice to Payors. The Parties acknowledge that the Production Payment, the Net Smelter Returns Royalty and the Net Proceeds Interest constitute economic interests in the minerals in place for federal income tax purposes.

9.3 No Partnership. Nothing in this Agreement shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between Parties. In addition, AGJC and Meridian hereby expressly agree and Payors acknowledge that nothing in this Agreement shall be deemed to create any fiduciary relationship between AGJC and Meridian or to create any right or obligation on the part of either of them to act as the agent for or otherwise on behalf of the other.

9.4 Indemnity. Payors agree to jointly and severally defend, indemnify and hold the Joint Venture Parties harmless from and against all Losses (as defined in the Purchase Agreement) that any Seller may suffer, sustain or become subject to by reason of or arising out of any breach of any covenant or agreement of Payors contained in this Agreement ("Sellers' Claims"). The Parties agree that the Claims Procedure and Arbitration Procedure set forth in Section 8.5 and 8.6 of the Purchase Agreement shall apply to any Sellers' Claims under this Agreement, and that none of the limitations on indemnification obligations set forth in the Purchase Agreement shall apply to this Agreement.

9.5 Governing Law. This Agreement is to be governed by and construed under the laws of the State of Nevada, without giving effect to those principles of conflicts of laws that might otherwise require application of the laws of any other jurisdiction.

9.6 Attorney Fees. In the event a dispute between the Parties results in litigation, the prevailing Party in any such litigation shall, in addition to any other relief granted

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by the court, be entitled to a judgment against the non-prevailing party for reasonable attorney's fees and costs of suit, including all such fees and costs as may be associated with any appeal(s).

9.7 Time of Essence. Time is of the essence in this Agreement.

9.8 Notices. Unless otherwise provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when given by facsimile (upon confirmation of receipt), or upon delivery by a recognized overnight courier service or by United States certified mail, return receipt requested, with all necessary postage or delivery charges fully prepaid, and addressed to the Party to whom directed at the following address:

PAYORS:

QUEENSTAKE RESOURCES U.S.A. INC.
999 18th Street, Suite 2940
Denver, CO 80202
Attn: Chris Davie
Telephone: 303-297-1557
Fax: 303-297-1587

THE JOINT VENTURE PARTIES:

ANGLOGOLD (JERRITT CANYON) CORP.
5251 DTC Parkway, Suite 700
Englewood, CO 80111
Attn: President
Telephone: (303)-889-0700
Facsimile: (303)-889-0707

and

MERIDIAN JERRITT CANYON CORP.
9670 Gateway Drive, Suite 200
Reno, NV 89521
Attn: Vice President
Telephone: (775) 850-3736
Facsimile: (775) 850-4536

Either Party may change its address for the purpose of notices or communications by furnishing notice thereof to the other Party in the manner provided in this Section. Any notices delivered by Payors to AJGC and Meridian pursuant to this Section 9.8 shall fully satisfy Payors' obligations with respect thereto.

9.9 Entire Agreement; Integration. This Agreement, together with the Purchase Agreement, the Special Warranty Deed and the Assignment of Leases and Agreements,

are the complete expression of the entire agreement of the Parties, and no oral promise, statement or representation not contained herein or therein shall be binding on the Parties unless reduced to writing and signed by the Parties. To the extent any of the terms and conditions of this Agreement conflict or are inconsistent with the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control. All capitalized terms used in this Agreement but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

9.10 Amendments. This Agreement may not be amended, modified or changed; nor shall any waiver of any provision hereof be effective, except by means of a written instrument that has been executed by the Party or Parties to be bound.

9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one single instrument.

9.12 Recording. The Parties agree that QRI, in accordance with the provisions of the Purchase Agreement, will record a short form of this Agreement, in a form agreeable to the Joint Venture Parties in their sole discretion, in the official records of Elko County, Nevada.

9.13 Perpetuities. In the event a court of competent jurisdiction determines that the term or any other provision of this Agreement violates the Rule Against Perpetuities, then the term of this Agreement shall automatically be revised and reformed to coincide with the maximum term permitted by the Rule Against Perpetuities, or such other provision shall automatically be revised and reformed as necessary to comply with the Rule Against Perpetuities, and this Agreement shall not be terminated solely as a result of a violation of the Rule Against Perpetuities.

IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties by their duly-authorized representatives identified below, as of the date first set forth above.

PAYORS:

QUEENSTAKE RESOURCES LTD.

By:____________________
Name:____________________
Title: ____________________

JOINT VENTURE PARTIES:

ANGLOGOLD (JERRITT CANYON) CORP.

By:____________________
Name: ____________________
Title: ____________________

MC